THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of November 3, 1999, among CHI ENERGY, INC., a Delaware corporation having its chief executive office and principal place of business at 680 Washington Boulevard, Stamford, Connecticut 06901 (the "Borrower"), each of the financial institutions identified as Lenders on Schedule 1 hereto (together with each of their respective successors and assigns, each, a "Lender," and collectively, the "Lenders"), and HUDSON UNITED BANK, a bank organized under the laws of the State of New Jersey, acting in the manner and to the extent described in Article X (in such capacity, the "Agent").


                              W I T N E S S E T H :
                              ---------------------


           WHEREAS, the Borrower and Lyon Credit Corporation, as predecessor in interest to Hudson United Bank, entered into a Loan and Security Agreement dated as of March 31, 1998 (as heretofore amended, supplemented or otherwise modified, the "Original Loan Agreement");

           WHEREAS, the Borrower has requested Hudson United Bank to amend and restate the terms and conditions of the Original Loan Agreement to, among other things, increase the amount and extend the term of the credit facility and to provide that Hudson United Bank act as agent for itself and other lenders under such increased and extended facility, and Hudson United Bank has agreed to amend and restate the Original Loan Agreement upon the terms and subject to the conditions herein set forth; and

           WHEREAS, upon the terms and subject to the conditions set forth herein, (a) the Lenders are willing to (i) make revolving credit loans to the Borrower and (ii) purchase participations in letters of credit caused to be issued by the Agent for the account of the Borrower and certain of its Subsidiaries and (b) the Agent is willing to cause to be issued letters of credit for the account of the Borrower and certain of its Subsidiaries;

           NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the Borrower, the Lenders and the Agent hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------


           SECTION I.1. General Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

           "Affiliate" means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer of such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

           "Agent" has the meaning specified in the introductory paragraph.

           "Agreement" means this Amended and Restated Loan and Security Agreement, as amended, supplemented or otherwise modified from time to time.

           "Annual Term Loan Amortization" means, for any consecutive four calendar quarter period, (i) the Projected Adjusted Consolidated Unrestricted Cash Flow for such consecutive four calendar quarter period divided by (ii) the aggregate Projected Adjusted Consolidated Unrestricted Cash Flow for the period commencing on the Availability Expiration Date and ending on the Term Loan Maturity Date, as determined from the final Projected Cash Flow Statement delivered by the Borrower prior to the Availability Expiration Date multiplied by (iii) the outstanding principal amount of the Term Loans on the Availability Expiration Date.

           "Auditors" means PricewaterhouseCoopers LLP, another "Big Five" firm of independent public accountants, or another nationally-recognized firm of independent public accountants selected by the Borrower and satisfactory to the Agent in its reasonable discretion.

           "Availability Expiration Date" means the earlier of (i) the Initial Availability Expiration Date, as such date may be extended from time to time under Section 2.4, and (ii) the date of termination of the Lenders' obligation to make Revolving

Credit Loans or of the Agent to use its best efforts to cause Letters of Credit to be issued pursuant to the terms hereof.

           "Base Rate" means the prime, base or equivalent rate of interest announced from time to time by The Chase Manhattan Bank in New York City (which may not be the lowest rate of interest charged by such bank).

           "Blocked Account" means the account maintained with the Blocked Account Bank, account number 56096749, which is the bank account established for the benefit of the Agent under the Blocked Account Agreement.

           "Blocked Account Agreement" means the amended and restated blocked account agreement among the Agent, CHI Finance and the Blocked Account Bank, substantially in the form of Exhibit F hereto, as amended, supplemented or otherwise modified from time to time.

           "Blocked Account Bank" means BankBoston, N.A. or any successor bank acceptable to the Agent.

           "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or permitted by law to close.

           "Business Plan" means a business plan for the Borrower and its Subsidiaries, as updated from time to time under Section 7.1(k)(vi), in form and substance satisfactory to the Required Lenders, consisting of a projected balance sheet, a related cash flow statement and a profit and loss statement, together with appropriate supporting details, a statement of the underlying assumptions (which shall be fair in the context of the conditions existing at the time of delivery of, and projected for the period covered by, such Business
Plan) and the calculation of the Projected Adjusted Consolidated Cash Flow for all periods covered thereby (which calculation shall be prepared in good faith, on the basis of such assumptions and in accordance with Exhibit P), and which is prepared to show quarterly financial information for the first year and annual financial information for each year thereafter.

           "Capital Expenditures" means expenditures (or commitments to make expenditures that are required to be recorded as capital expenditures in accordance with GAAP) for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, and shall include all such commitments and payments in respect of expenditures for any fixed assets or improvements, replacements, substitutions or additions of or to Facilities covered by Capitalized Lease Obligations, operating leases and leasehold improvements.

           "Capitalized Lease Obligations" means any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

           "Cash Equivalents" means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than six months from the date acquired; (ii) certificates of deposit with maturities of not more than six months from the date acquired, issued by a U.S. federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by Standard & Poor's Corporation or at least P-2 or the equivalent by Moody's Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause
(ii) above; and (iv) commercial paper, other than commercial paper issued by the Borrower or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc., in each case with maturities of not more than six months from the date acquired.

           "Change of Control" means one or more of the following events:

               (a) the shareholders of the Borrower shall approve any plan or proposal for the liquidation or dissolution of the Borrower;

               (b) the shareholders of the Borrower shall approve any plan or proposal for a merger or consolidation to which the Borrower is a party and as a result of which either

                      (i) the Tangible Net Worth of the survivor or successor entity is less than that required under Section 8.1, or

                      (ii) the shareholders of the Borrower, as a group, as constituted immediately before the merger or consolidation, cease to own a sufficient amount of the voting stock of the Borrower with rights to elect a majority of the members of the Borrower's board of directors, except as the result of a public offering of the Borrower's capital stock; or

               (c) any of the Persons serving as the chairman, the chief executive officer, the president, the controller or the chief accounting officer of the Borrower on the Closing Date shall cease to remain in such office and shall not be replaced temporarily or permanently within sixty days by a Person reasonably acceptable to the Agent, provided that (i) the Agent shall have fifteen days from the date the Agent receives notification of such proposed replacement officer to give or decline its consent (which consent shall not be unreasonably withheld) and (ii) if the Agent timely gives notice that it does not consent to a proposed replacement officer within such sixty-day period, the Borrower shall have an additional 120 days to propose another replacement officer.

           "CHI Finance" means CHI Finance, Inc., a Delaware corporation.

           "Closing Date" means the date of execution and delivery of this Agreement.

           "Code" has the meaning specified in Section 1.3.

           "Collateral" means the Receivables of the Borrower (other than Restricted Receivables), the Inventory, the Equipment, the collateral pledged under the Pledge Agreement, all proceeds thereof and all other property identified as security for the Obligations under the Loan Documents.

           "Collections" means (i) all cash, funds, checks, notes, instruments and any other form of remittance tendered by account debtors in payment of Receivables of the Borrower and its Subsidiaries, other than Restricted Receivables and (ii) all other proceeds of Collateral.

           "Confidential Information" means information that the Borrower or any of its Affiliates furnishes to the Agent or any Lender that is designated by the Borrower or such Affiliate as being confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower or such Affiliate which is not known at such time by the Agent or such Lender, as the case may be, to be subject to a confidentiality restriction.

           "Contingent Obligation" means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another, except endorsements in the ordinary course of business.

           "Contribution Agreement" means the amended and restated contribution, subrogation and indemnity agreement among the Pledgors (other than the Borrower), substantially in the form of Exhibit H hereto, as amended, supplemented or otherwise modified from time to time.

           "Default" means any of the events specified in Section 9.1, whether or not any of the requirements for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

           "Defaulting Lender" has the meaning specified in Section 2.9.

           "Depository Account Agreement" means the amended and restated depository account agreement among the Agent, the Borrower, CHI Finance and the Depository Account Bank, substantially in the form of Exhibit G hereto, as amended, supplemented or otherwise modified from time to time.

           "Depository Account Bank" means BankBoston or any successor bank acceptable to the Lender.

           "Depository Accounts" means the accounts maintained with the Depository Bank, account numbers 223-91453 and 224-00347, which are the bank accounts of the Borrower and CHI Finance, respectively, established under the Depository Account Agreement.

           "Designated Subsidiary" means (i) each of the Subsidiaries of the Borrower indicated as such on Schedule 6.1(g) and (ii) each other Subsidiary (other than Excluded Future Subsidiaries) of the Borrower, whether now existing or hereafter organized, the loss of whose business, operations, assets or income could reasonably be expected to have a Material Adverse Effect.

           "Dollars" and the sign "$" mean freely transferable lawful currency of the United States.

           "Electric Utility" means a public utility, an electric utility or an electric utility holding company or a Subsidiary of any thereof or an Affiliate of an electric utility holding company, as those terms are used in PUHCA, PURPA, the rules or regulations implementing PUHCA or PURPA or under any other Requirement of Law.

           "Environmental Laws" means all federal, state and local statutes, laws (including, without limitation, common or case law), rulings, regulations or governmental, administrative or judicial policies, directives, orders or interpretations applicable to the business or property of the Borrower relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act and all other laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

           "Equipment" means all items of machinery, equipment, furniture, fixtures, conveyors, tools, materials, storage and handling equipment, hydraulic presses, cutting equipment, computer equipment and hardware, including, without limitation, central processing units, terminals, drives, memory units, printers, keyboards, screens, peripherals and input or output devices, molds, dies, stamps and other equipment of every kind and nature and wherever situated now or hereafter owned by the Borrower or in which the Borrower may have any interest as lessee or otherwise (but not including any equitable interest held by the Borrower directly or indirectly in any Subsidiary), together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all manuals, blueprints, know-how, warranties and records in connection therewith, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes for any of the foregoing.

           "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. "" 1000 et seq., amendments thereto, successor statutes and regulations or guidelines promulgated thereunder.

           "ERISA Affiliate" means any entity required to be aggregated with the Borrower under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

           "Event of Default" means the occurrence of any of the events specified in Section 9.1.

           "Excluded Existing Subsidiary" means a Subsidiary of the Borrower which, as of the Closing Date, (i) has no ongoing business operations and (ii) has a net worth of less than $5,000.

           "Excluded Future Subsidiaries" means any Subsidiary formed or acquired, directly or indirectly, by the Borrower after the Closing Date that
(i) has acquired or developed a Facility, a majority of the purchase price or investment cost of which is paid with the proceeds of Permitted Indebtedness or equity capital contributed by a Person that is not an Affiliate of the Borrower, or by Persons who are shareholders or directors of the Borrower as of the Closing Date, after the Closing Date and (ii) does not have a negative projected cash flow for any fiscal year based on the criteria specified in the definition of Projected Adjusted Consolidated Cash Flow, as applied to such Subsidiary.

           "Existing Indebtedness" means the Indebtedness of the Borrower existing on the Closing Date as specified in Schedule 7.2(a).

           "Facility" means a power plant, industrial infrastructure asset, hydroelectric generating plant or other alternative energy plant and related facilities including, without limitation, landfill gas facilities owned or leased (whether existing or under construction) by the Borrower or any of its Subsidiaries, in each case with related rights under power purchase contracts, sales and service agreements, leases, easements, permits and similar contractual rights.

           "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

           "Federal Reserve Board" has the meaning specified in Section 6.1(q).

           "FERC" means the Federal Energy Regulatory Commission and any Person succeeding to the functions thereof.

           "Financial Covenants" means those covenants set forth in Article
VIII.

           "Financial Statements" means the consolidated balance sheets and statements of cash flow (including detail as to capital expenditures made for (i) Facilities existing on the Closing Date and (ii) other acquisition or development expenditures), profits and losses and shareholders' equity of the Borrower and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistently with prior practices.

           "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

           "Governing Documents" means the certificate of incorporation and by-laws, partnership or limited liability company operating agreement, or other organizational or governing documents of the Borrower or any of its Subsidiaries.

           "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

           "Guaranty" means the amended and restated guaranty made by each Pledgor (other than the Borrower) in favor of the Agent for the ratable benefit of the Lenders, substantially in the form of Exhibit D hereto, as amended, supplemented or otherwise modified from time to time.

           "Hazardous Materials" means any and all pollutants and contaminants and any and all toxic, caustic, radioactive or hazardous materials, substances or wastes that are regulated under any Environmental Laws.

           "HUB" means Hudson United Bank, a bank organized under the laws of the State of New Jersey, in its individual capacity.

           "Indebtedness" means as of the date of determination thereof (without duplication), (i) all obligations of a Person to borrow money or for borrowed money of any kind or nature, including, without limitation, funded and unfunded debt, and obligations in respect of currency and interest rate hedging or swap agreements or arrangements therefor, regardless of whether the same is evidenced by any note, debenture, bond or other instrument, (ii) all obligations of a Person to pay the deferred purchase price of property or services (other than current trade accounts payable under normal trade terms and which arise in the ordinary course of business and are not delinquent), (iii) all obligations of a Person to acquire or for the acquisition or use of any fixed asset, including, without limitation, Capitalized

Lease Obligations, or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same are payable, (iv) the then outstanding amount of withdrawal or termination liability incurred under ERISA, (v) all Indebtedness of others secured by a Lien on any asset of a Person whether or not the Indebtedness is assumed by such Person, (vi) all Indebtedness of others to the extent guaranteed by a Person and
(vii) all obligations of a Person in respect of letters of credit, bankers acceptances or similar instruments issued or accepted by banks or other financial institutions for the account of such Person.

           "Initial Availability Expiration Date" means December 31, 2001.

           "Insolvency Event" means, with respect to any Person, the occurrence of any of the following: (a) such Person shall be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its current inability to pay its debts as they become due, (b) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (c) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (d) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, or (e) such Person, or a substantial portion of its property, assets or business shall become the subject of (i) an involuntary proceeding or petition for its liquidation, dissolution or reorganization, or (ii) the appointment of a receiver, trustee, custodian or liquidator.

           "Intercompany Note" means the subordinated promissory note dated June 23, 1993 in the original principal amount of $176,572,853.53 by the Borrower in favor of CHI Finance, as amended, supplemented or otherwise modified from time to time.

           "Interest Reserve" means, as of any date during the period August 1 through December 31 of each year, an amount equal to (i) the amount of interest, calculated at the Base Rate then in effect plus 1.50%, that would accrue during such period on an outstanding amount of Revolving Credit Loans assumed at all times during such period to be equal to (a) the Maximum Amount of the Facility less (b) the aggregate amount of all outstanding Letters of Credit less (ii) the amount on deposit in the Blocked Account on such date.

           "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, any successor statute and any regulations or guidelines promulgated thereunder.

           "Internal Revenue Service" or "IRS" means the United States Internal Revenue Service and any successor agency.

           "Inventory" means all present and future goods intended for sale, lease or other disposition by the Borrower, including, without limitation, all raw materials, work in process, finished goods, goods in the possession of outside processors or other third parties, goods consigned to the Borrower to the extent of its interest therein as consignee, materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any such goods, all documents of title or documents representing the same and all records, files and writings with respect thereto.

           "Investment" in any Person means, as of the date of determination thereof, the amount paid or committed to be paid or the value of property contributed or committed to be contributed by the Person making the Investment on its account for or in connection with its acquisition of (i) any stock, bonds, notes, debentures, limited liability company, partnership or other equity or ownership interest, or right to acquire or participate in profits or gains accruing with respect to any thereof, or any other security of the Person in whom such Investment is made or (ii) any Indebtedness by reason of a loan, advance, extension of credit, guaranty or other similar obligation of any debt, liability or indebtedness of such Person in whom the Investment is made. In determining the aggregate amount of Investments outstanding at any particular time, (i) a guaranty shall be valued at not less than the principal amount outstanding; (ii) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (iii) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (iv) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.

           "L/C Cash Collateral Account" means the interest-bearing cash collateral account established by the Borrower with the Blocked Account Bank at its office at 100 Federal Street, Boston, Massachusetts 02110, Account No. 40-002-05439, in the name of the Borrower but under the sole dominion and control of the Agent and subject to the terms of this Agreement.

           "Letter of Credit Agreement" means the collective reference to any and all agreements from time to time entered into by the Agent and a bank or financial institution (each, an "issuing bank") pursuant to which the Agent causes such issuing bank to issue Letters of Credit for the account or benefit of the Borrower or any of its Affiliates.

           "Letters of Credit" means all letters of credit issued under Section 2.11(a) hereof or under the Original Loan Agreement for the account or benefit of the Borrower or any of its Affiliates.

           "Liabilities" of a Person as of the date of determination thereof means the liabilities of such Person on such date as determined in accordance with GAAP. Liabilities to Affiliates shall be treated as Liabilities except where eliminated by consolidation in financial statements prepared in accordance with GAAP or as otherwise provided herein.

           "Lien" means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other encumbrance or preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

           "Loan Documents" means this Agreement and all documents and instruments delivered or to be delivered by the Borrower or any Affiliate under or in connection with this Agreement or the or the Letters of Credit issued under the Original Loan Agreement as each of the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, the Notes, the Pledge Agreement, the Subordination Agreement, the Support Letter, the Blocked Account Agreement, the Depository Account Agreement and the Letter of Credit Agreement.

           "Loans" means the Revolving Credit Loans and the Term Loans.

           "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature, whether singly or in conjunction with any one or more other events, acts, conditions or occurrences, whether or not related, (i) a material and adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower individually, or the Borrower and its Subsidiaries in the aggregate, (ii) the Projected Unrestricted Adjusted Consolidated Cash Flow of the Borrower (including, for these purposes only, amounts available in the Depository Accounts and the Blocked Account) would be insufficient to repay, in accordance with their terms, the outstanding Loans and the reimbursement or cash collateralization obligations of the Borrower with respect to the Letters of Credit (which, for purposes hereof, (a) before the Availability Expiration Date, shall be deemed to be in an amount equal to the Maximum Amount of the Facility and (b) thereafter, shall be the total of (I) the actual outstanding amount of the Term Loans, (II) the actual aggregate amount of outstanding Letters of Credit and (III) the drawn but unreimbursed amounts of Letters of Credit that have not been funded by the Lenders under Section 2.11(f) less all amounts then on deposit in the L/C Cash Collateral Account or otherwise held by the Agent as cash collateral for the Letters of Credit), (iii) a material impairment of the Borrower's ability to perform its obligations under the Loan Documents to which it is a party including, without limitation, as a result of any drawing or payment under a Letter of Credit with respect to which cash collateral has not been deposited in the L/C Cash Collateral Account for the full amount thereof, or of the Agent to enforce the Obligations or realize upon the Collateral or (iv) a material and adverse effect on the value of the Collateral or the amount which the Agent would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral, provided that, for purposes of clause (iv) hereof, a material and adverse effect shall be determined after giving consideration to, among other things, the amount of Loans and Letters of Credit outstanding hereunder at the time of determination.

           "Material Contract" means the contracts specified in Schedule 6.1(ae) or any other contract or agreement including, without limitation, any contract relating to the operation of a Facility or any related power supply contract or disbursement agreement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

           "Maximum Amount of the Facility" means Thirty-Five Million Dollars ($35,000,000) less the amount of any reduction of the Lenders' commitments under
Section 2.1(d).

           "Multiemployer Plan" means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which the Borrower or any ERISA Affiliate may incur any liability.

           "Non-Recourse Debt" means Indebtedness (including refinancings thereof) of the Borrower or any of its Affiliates that is incurred solely to finance or acquire a Facility or group of Facilities, or any interest therein, so long as (i) such Indebtedness is without recourse to (a) the Borrower or such Affiliate other than any single-purpose entity whose existence is solely related to such Facility or group of Facilities, or (b) any assets of the Borrower or such Affiliate other than (I) any such Facility or group of Facilities, (II) the income from and proceeds of any such Facility or group of Facilities or (III) the capital stock or other equity interests of the Affiliates that own the Facility or group of Facilities and (ii) neither the Borrower nor any Subsidiary of the Borrower has any actual or contingent recourse obligation to or for the benefit of the obligor under such Indebtedness which, directly or indirectly, supports the repayment of such Indebtedness.

           "Notes" means the Revolving Credit Notes and the Term Notes.

           "Notice of Borrowing" has the meaning specified in Section 2.2.

           "Obligations" means all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent or any of the Lenders of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents or any other agreement executed in connection herewith or therewith, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit (including, but not limited to, the Letters of Credit), loan, guaranty, indemnification or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, now due or hereafter arising and however acquired. The term includes, without limitation, all interest (including interest accruing on or after an Insolvency Event, whether or not an allowed claim), charges, expenses, commitment, facility, closing, collateral management, letter of credit or other fees, attorneys' fees, and any other sum properly chargeable to the Borrower under this Agreement, the Notes, the other Loan Documents or any other agreement executed in connection herewith or therewith.

           "Original Loan Agreement" has the meaning specified in the first Recital.

           "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

           "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which the Borrower or any ERISA Affiliate sponsors or maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time within the immediately preceding five plan years.

           "Permitted Indebtedness" means (without duplication) (i) the Obligations, (ii) Existing Indebtedness, (iii) Indebtedness of the Borrower and its Subsidiaries created in the ordinary course of business in an aggregate amount not exceeding $250,000 at any time, (iv) Indebtedness of the Borrower to any of its Subsidiaries and of any of its Subsidiaries to the Borrower or another Subsidiary of the Borrower which, in the case of Indebtedness owed by
(A) the Borrower or (B) a Subsidiary of the Borrower to another Subsidiary of the Borrower that is not a Pledged Subsidiary, has been subordinated to the Obligations (or the guaranty thereof) on terms and under documents in form and substance satisfactory to the Agent, (v) Indebtedness incurred to refinance Indebtedness outstanding on the Closing Date (with no capitalized interest or increased principal), provided that the terms and conditions are, in the reasonable opinion of the Agent, no less favorable to the Borrower or any Subsidiary of the Borrower than those of the Indebtedness being refinanced, (vi) Indebtedness constituting leases permitted by Sections 7.2(r) and (s), (vii) Non-Recourse Debt incurred in connection with Permitted Investments, (viii) Contingent Obligations (other than guaranties by the Borrower of Indebtedness permitted under clause (ix) hereof) to the extent permitted under Section 7.2(b), (ix) Indebtedness and Contingent Obligations of an Excluded Future Subsidiary and (x) to the extent they constitute Indebtedness, obligations to match employee contributions under a Plan established under Section 401(k) of ERISA (or any similar Plan), so long as such obligation is not deferred past the date when due under applicable law or regulation.

           "Permitted Investments" means (i) Investments made in Affiliates of the Borrower before the Closing Date, (ii) Investments in Affiliates of the Borrower with the proceeds of any offering of capital stock of the Borrower,
(iii) Investments in Affiliates of the Borrower in the form of loans or advances from the Borrower representing capitalized labor costs for services performed by the Borrower to such Affiliates in the ordinary course of business, (iv) Investments made solely with the proceeds of Non-Recourse Debt and any refinancings thereof that constitute Non-Recourse Debt, or partly with the proceeds of Non-Recourse Debt if the balance of such Investments is comprised entirely of other Permitted Investments, (v) Investments consisting of cash in wholly-owned Subsidiaries of the Borrower after the Closing Date not to exceed $500,000 in the aggregate outstanding at any time (not including in such amount Investments permitted under the other clauses hereof), (vi) Investments in Pledged Subsidiaries or Excluded Future Subsidiaries which are consistent with the Business Plan and any update to the Business Plan delivered under Section 7.1(k)

(vi) approved by the Required Lenders, (vii) Investments specified in Schedule 7.2(k), (vii) Investments of the adjusted consolidated net income as reported by the Borrower for the year ended December 31, 1998, to the extent that it exceeds that which was projected under the Business Plan delivered on the Closing Date,
(ix) Investments specified in the Business Plan delivered on the Closing Date or in any update to the Business Plan delivered under Section 7.1(k)(vi) approved by the Required Lenders and (x) Investments by Subsidiaries and Affiliates of the Borrower of cash in accounts subject to restrictions under the terms of (A) instruments of Permitted Indebtedness, (B) the Governing Documents of such Affiliates or (C) contracts for the sale of electric power.

           "Permitted Liens" means (i) Liens for taxes, assessments and other governmental charges not due and payable or which can be paid without penalty or in installments, or which are currently being contested in good faith by appropriate proceedings, provided that the Borrower shall have set aside on its books adequate reserves in accordance with GAAP with respect to any such tax, assessment or other governmental charge so being contested, (ii) workmen's, repairmen's, mechanics', materialmen's, warehousemen's and carriers' Liens and other similar Liens arising in the ordinary course of business for charges not delinquent for more than sixty days or which are currently being contested in good faith by appropriate proceedings, provided that the Borrower shall have set aside on its books adequate reserves in accordance with GAAP with respect to such Liens so being contested, (iii) Liens in respect of judgments or awards with respect to which the Borrower shall in good faith currently be prosecuting an appeal or proceedings for review and with respect to which the Borrower shall have secured a stay of execution pending such appeal or proceedings for review, provided that the Borrower shall have set aside on its books adequate reserves in accordance with GAAP with respect to any such judgments or awards, (iv) other Liens incurred in the ordinary course of the Borrower's business or incidental to the ownership of its property and assets which were not incurred in connection with Indebtedness for borrowed money and which do not, either individually or in the aggregate, materially detract from the value of such property or assets or materially impair the use thereof in the operation of its business, (v) existing Liens specified in Schedule 7.2(c), but only to secure Indebtedness in the maximum principal amount secured thereby on the Closing Date, (vi) any Lien securing any obligation incurred in connection with the renewing, extending or refunding of any obligation secured by a Lien permitted by clause (v) above or clause (x) below, provided that the principal amount of the obligation so secured is not increased and such Lien is not extended to other assets, (vii) Liens in favor of the Agent for the ratable benefit of the Lenders, (viii) Liens securing Permitted Indebtedness of the type described in clause (iii) or (x) of the definition of Permitted Indebtedness, provided that such Liens do not extend to any property other than the property then being acquired with the proceeds of such Indebtedness, (ix) Liens securing Non-Recourse Debt, (x) Liens on amounts deposited or prepaid in connection with contractual obligations or for the purchase of goods or services in the ordinary course of business, (xi) Liens on assets of Excluded Future Subsidiaries which secure Permitted Indebtedness, (xii) Liens in favor of Electric Utilities securing obligations under power purchase contracts, such as the obligation to repay the excess of the contract's scheduled rate over the avoided cost rate to the extent the Lien securing such obligation is secured solely by the related Facility and the income and proceeds therefrom, and (xiii) Liens securing other Indebtedness not exceeding $250,000 in the aggregate at any time.

           "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including, without limitation, any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

           "Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, maintained or contributed to by the Borrower or any ERISA Affiliate with respect to which any of them may incur liability.

           "Pledge Agreement" means the amended and restated pledge agreement made by the Borrower and the other Pledgors in favor of the Agent for the ratable benefit of the Lenders, substantially in the form of Exhibit E hereto, as amended, supplemented or otherwise modified from time to time.

           "Pledged Subsidiary" means, at any time, a Subsidiary of the Borrower whose capital stock or other equity interests are subject at such time to the Lien created under the Pledge Agreement.

           "Pledgors" means the Borrower and each of its Subsidiaries specified as an "Owner" in Schedule 5.1(a)(ii).

           "Prohibited Transaction" has the meaning specified in Section 6.1(z)(v).

           "Projected Adjusted Consolidated Cash Flow" means, for any Person, for any period, the sum, calculated in accordance with Exhibit P, of (i) Projected Adjusted Consolidated Net Income of such Person and its consolidated Subsidiaries for such period plus (ii) the aggregate amount of all projected non-cash charges deducted in arriving at such Projected Adjusted Consolidated Net Income less (iii) the aggregate amount of all projected non-cash credits included in arriving at such Projected Adjusted Consolidated Net Income less (iv) all projected Capital Expenditures for such period less (v) principal payments projected or required to be made on account of Permitted Indebtedness.

           "Projected Adjusted Consolidated Net Income" means, for any period, the projected aggregate net income (or loss) of any Person and its consolidated Subsidiaries for such period on account of the operations of Facilities which have achieved commercial operation and whose financing has converted from a construction loan to a permanent term loan financing arrangement determined in conformity with GAAP and calculated in accordance with Exhibit P.

           "Projected Adjusted Consolidated Unrestricted Cash Flow" means, for any Person, for any period, the sum, calculated in accordance with Exhibit P, of
(i) the Projected Adjusted Consolidated Cash Flow of such Person and its consolidated Subsidiaries for such period less (ii) the amount of such Projected Adjusted Consolidated Cash Flow projected to be restricted for use by, or transfer to, the Borrower during such period under the terms of instruments of Permitted Indebtedness or Requirements of Law applicable to the Borrower or any of its Subsidiaries plus (iii) actual cash flow corresponding to Projected Adjusted Consolidated Cash Flow from prior periods originally projected to be restricted under clause (ii) hereof that has ceased to be so restricted and is available for distribution to the Borrower.

           "Projected Cash Flow Statement" means a statement, substantially in the form of Exhibit P hereto, setting forth the Projected Adjusted Consolidated Unrestricted Cash determined as of the date of such statement, which shall be prepared by the chief accounting officer of the Borrower.

           "Projected Minimum Coverage Ratio" means, at any time, the ratio, calculated in accordance with Exhibit P, of (i) the Projected Adjusted Consolidated Unrestricted Cash Flow projected to be received by the Borrower for the period commencing on the Availability Expiration Date until the Term Loan Maturity Date and discounted at a discount rate equal from time to time to the current applicable interest rate under Section 4.1 plus the amount of all of the Borrower's and its Subsidiaries' cash on hand that is not restricted for use by the Borrower or such Subsidiaries under the terms of Instruments of Permitted Indebtedness or Requirements of Law applicable to the Borrower or such Subsidiaries to (ii) the aggregate amount of the outstanding Obligations and the undrawn amount of all outstanding Letters of Credit at such time.

           "Property" means any real property owned, leased or controlled by the Borrower.

           "Proportionate Share" of a Lender means a fraction, expressed as a decimal, obtained by (a) prior to the Availability Expiration Date, dividing its Revolving Credit Commitment by the aggregate Revolving Credit Commitments of all the Lenders or (b) after the Availability Expiration Date, dividing the amount of its Term Loan by the aggregate amount of all Term Loans then outstanding.

           "PUHCA" means the Public Utility Holding Company Act of 1935, as amended, any successor statute and any regulations or guidelines promulgated thereunder.

           "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended, any successor statute and regulations or guidelines promulgated thereunder.

           "Qualification" or "Qualified" means, with respect to any report of independent public accountants covering financial statements, a material qualification to such report (i) resulting from a limitation on the scope of examination of such financial statements or the underlying data or (ii) as to the capability of the Borrower to continue operations as a going concern.

           "Receivables" means all present and future accounts, contract rights, promissory notes, chattel paper, documents, tax refunds, rights to receive tax refunds, rights to receive fees, bonds, certificates, insurance policies, insurance proceeds, patents, patent applications, copyrights (registered and unregistered), royalties, licenses, customer lists, rights of indemnification, contribution and subrogation, leases, drafts, computer tapes, programs and software, trade secrets, computer service contracts, trademarks, trade names, service marks and names, logos, goodwill, deposits, cash, cash equivalents, causes of action, choses in action, judgments, designs, blueprints, plans, know-how, all other general intangibles, claims against third parties of every kind or nature, investment securities, notes, drafts, acceptances, letters of credit, rights to receive payments under letters of credit, deposit and other accounts (including, without limitation, the Depository Accounts, the Blocked Account and the L/C Cash Collateral Account), book accounts, credits and reserves and all forms of obligations whatsoever owing, instruments, documents of title, leasehold rights in any goods and books, ledgers, files and records with respect to any collateral or security, together with all right, title, security and guaranties with respect to each Receivable.

           "Replacement Lender" means a financial institution proposed by the Borrower in accordance with Section 2.9 that is satisfactory to the Agent in its sole discretion which has agreed to acquire and assume all or a part of a Defaulting Lender's Loans and Revolving Credit Commitments under Section 2.9.

           "Reportable Event" means any of the events described in Section 4043 of ERISA and the regulations thereunder, other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.

           "Required Lenders" means those Lenders the sum of whose outstanding
(i) prior to the Availability Expiration Date, Revolving Credit Commitments and
(ii) after the Availability Expiration Date, Term Loans, exceeds 70% or more of the sum of the total outstanding Revolving Credit Commitments or Term Loans, as the case may be, at such time.

           "Requirement of Law" means (a) the Governing Documents, (b) any law, treaty, rule or regulation or determination of an arbitrator, court or other Governmental Authority, or (c) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on the Borrower or any of its property.

           "Restricted Receivables" means Receivables of the Borrower or any Affiliates of the Borrower specified in Schedule 2.15 and the proceeds thereof which, under the terms of instruments of Permitted Indebtedness or any Requirement of Law applicable to such Subsidiary or Affiliate, (i) are required to be free and clear of all Liens and (ii) in the case of proceeds, are required to be used for a purpose contrary to the requirements of Section 2.15.

           "Revolving Credit Commitment" means, with respect to a Lender, its commitment to make Revolving Credit Loans and to participate in Letters of Credit up to the amount set forth opposite its name on Schedule 1 under the heading "Revolving Credit Commitment," as such amount may be decreased from time to time in accordance with Section 2.1(d).

           "Revolving Credit Loans" has the meaning specified in Section 2.1(a).

           "Revolving Credit Note" means an amended and restated or other revolving credit promissory note of the Borrower payable to the order of a Lender, substantially in the form of Exhibit A hereto, as amended, supplemented or otherwise modified from time to time.

           "Solvency Certificate" means the solvency certificate of each of the Borrower and the Designated Subsidiaries, substantially in the form of Exhibit I hereto.

           "Solvent" means, when used with respect to any Person, that as of the date as to which such Person's solvency is to be measured:

               (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities as valued in accordance with applicable law) as they become absolute and matured;

               (b) it has sufficient capital to conduct its business; and

               (c) it is able to meet its debts as they mature.

           "Subordination Agreement" means the amended and restated subordination agreement made by CHI Finance in favor of the Agent for the ratable benefit of the Lenders, substantially in the form of Exhibit Q hereto, as amended, supplemented or otherwise modified from time to time.

           "Subsidiary" means, as to any Person, a corporation or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or appoint other managers of such corporation or other entity.

           "Support Letter" means the amended and restated letter agreement executed by Edward M. Stern, substantially in the form of Exhibit J hereto, as amended, supplemented or otherwise modified from time to time.

           "Tangible Net Worth" means, as at any date for the determination thereof, with respect to any Person, (i) total assets determined under GAAP less
(ii) intangible assets including, without limitation, goodwill, patents, patent rights, trademarks, trade names, copyrights, design rights, franchises, bond discounts, underwriting expenses, treasury stock, organization expenses, and other similar items (other than the value of power purchase agreements and FERC licensing costs), less (iii) total Liabilities determined under GAAP.

           "Term Loan" has the meaning specified in Section 2.10(a).

           "Term Loan Maturity Date" means the earlier of (i) the date occurring five years from the Availability Expiration Date and (ii) the date of any acceleration of the Term Loans under Section 9.2(a).

           "Term Note" means a promissory note of the Borrower payable to the order of a Lender, substantially in the form of Exhibit B hereto, as amended, supplemented or otherwise modified from time to time.

           "Termination Event" means (i) a Reportable Event with respect to any Pension Plan or Multiemployer Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA); (iii) the providing of notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA); (iv) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (v) any event or condition (a) which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (b) that is reasonably likely to result in termination of a Multiemployer Plan pursuant to
Section 4041A of ERISA; or (vi) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

           "Termination Notice" has the meaning specified in Section 2.4.

           SECTION I.2. Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with Article VIII shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the Financial Statements delivered to the Agent on or before the Closing Date, the certificates required to be delivered pursuant to Section 7.1(k) demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

           SECTION I.3. Other Terms; Headings. Terms used herein that are defined in the Uniform Commercial Code, from time to time, in effect in the State of New York (the "Code") shall have the meanings given in the Code. Each of the words "hereof," "herein," and "hereunder" refer to this Agreement as a whole. An Event of Default shall "continue" or be "continuing" unless and until such Event of Default has been waived in accordance with Section 11.11. References to Articles, Sections, Annexes, Schedules and Exhibits are internal references to this Agreement, and to its attachments, unless otherwise specified. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement.


                                   ARTICLE II

                              THE CREDIT FACILITIES
                              ---------------------

           SECTION II.1. The Revolving Credit Loans.

           (a) Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date until (but excluding) the Availability Expiration Date, each Lender severally agrees to make loans to the Borrower (the "Revolving Credit Loans") in an aggregate principal amount (including such Lender's Proportionate Share of the aggregate amount of all outstanding Letters of Credit) not to exceed its Proportionate Share of the lesser of (i) the Maximum Amount of the Facility and (ii) 87% of the Projected Adjusted Consolidated Unrestricted Cash Flow at such time projected to be received by the Borrower for the period commencing on the Availability Expiration Date until the Term Loan Maturity Date and discounted at a discount rate equal from time to time to the current applicable interest rate under Section 4.1.

           (b) Subject to the right of the Borrower to convert all Revolving Credit Loans to Term Loans under Section 2.10, each Revolving Credit Loan shall be payable in full, with all interest accrued thereon, on the Availability Expiration Date. The Borrower may borrow, repay and reborrow Revolving Credit Loans, in whole or in part, in accordance with the terms hereof.

           (c) The proceeds of the Revolving Credit Loans shall be used by the Borrower only for working capital purposes including, without limitation, for
(i) the type of expenditures reflected in the Business Plan, including, without limitation, operating and maintenance expenses, general and administrative expenses, development expenses (including the acquisition and development of, and investment in, Facilities to the extent permitted under this Agreement), and Capital Expenditures and (ii) expenses caused by waterflow shortfalls or other unexpected events, and, in all cases, to the extent not otherwise prohibited by this Agreement.

           (d) Upon not less than three Business Days' prior notice from the Borrower to the Agent, the Borrower may reduce permanently, in whole or in part, the commitment of the Lenders to make Revolving Credit Loans and to purchase participations in Letters of Credit caused to be issued by the Agent, and of the Agent to cause to be issued Letters of Credit, provided that (i) any partial reduction shall be in an integral multiple of $1,000,000, (ii) any such notice shall be irrevocable once given and (iii) any reduction of such commitment in full shall be subject to the payment of the fee specified in Section 4.7, if such reduction occurs prior to the first anniversary of the Closing Date.

           SECTION II.2. Procedures for Borrowing of Revolving Credit Loans; Disputes.

           (a) So long as the conditions for borrowing contained in Section 5.1 or 5.2 (whichever section is applicable) are satisfied, upon notice from the Borrower to the Agent, substantially in the form of Exhibit O (a "Notice of Borrowing") received by the Agent as set forth in Section 2.5, Revolving Credit Loans shall be made to the Borrower to the extent of each Lender's Proportionate Share of the requested Borrowing.

           (b) Within two Business Days after the making of each Revolving Credit Loan (other than the initial Revolving Credit Loans), the Agent will provide each Lender with copies of the documentation furnished by the Borrower supporting such Revolving Credit Loan. In the event that any Lender reasonably determines in good faith that such documentation does not comply with the requirements of Section 5.2 of this Agreement in any material respect, such Lender shall promptly so notify the Agent and the Borrower. Failure to give any such notice within five days after its receipt of such documentation shall preclude a Lender from giving such notice with respect to the applicable Revolving Credit Loan (but not any future Revolving Credit Loan). Upon receipt of any such notice, the Agent and the Lender giving the same shall promptly endeavor to resolve the discrepancies raised by such Lender. In the event the discrepancies are not resolved to the Lender's reasonable satisfaction, and the Lender so notifies the Agent and the Borrower in writing, such Lender shall have no obligation to make available to the Agent its Proportionate Share of any later Revolving Credit Loan until the discrepancy is resolved and, so long as the discrepancy is unresolved, the Borrower shall have the right to replace such Lender with a Replacement Lender in accordance with the procedures specified in
Section 2.9. Upon resolution of any such discrepancy or if the Required Lenders determine that the discrepancy is immaterial or otherwise agree to waive such discrepancy, the applicable Lender shall promptly remit all withheld amounts to the Agent.

           SECTION II.3. Disbursement of Revolving Credit Loans. Except as provided in Section 2.11(f), the proceeds of the Revolving Credit Loans shall be transmitted by the Agent as requested by the Borrower in each applicable Notice of Borrowing.

           SECTION II.4. Term. Each Lender's obligation under Sections 2.1(a) and 2.11(a) and (f) to make Revolving Credit Loans and to purchase participations in letters of credit caused to be issued by the Agent, and the Agent's obligation to use its best efforts to cause to be issued Letters of Credit, shall commence on the Closing Date and extend through the Initial Availability Expiration Date, unless sooner terminated by the terms hereof, provided that the Availability Expiration Date shall be extended for successive one-year periods beyond the then-effective expiration date unless the Borrower notifies the Agent and the Lenders, or the Agent notifies the Borrower, in writing at least ninety and no more than one hundred fifty days prior to the then effective Availability Expiration Date that it does not wish to extend the Availability Expiration Date. Without limitation of the preceding sentence, each Lender's obligations under Sections 2.1(a) and 2.11(a) and (f) to make Revolving Credit Loans and to purchase participations in Letters of Credit shall terminate if such terminating Lender notifies the Agent, the Borrower and the other Lenders in writing (a "Termination Notice") at least one hundred fifty and no more than two hundred ten days prior to the then effective Availability Expiration Date that it wishes to terminate such obligations, provided that each non-terminating Lender shall have, upon receipt of a timely Termination Notice from a terminating Lender, an additional five Business Days to deliver a Termination Notice to the Agent and the other Lenders, which Termination Notice shall be fully effective to terminate such Lender's obligations under Section 2.1(a) and 2.11(a) and (f) to make Revolving Credit Loans and to purchase participations in Letters of Credit, and provided, further, that no Termination Notice shall be effective if delivered less than one hundred forty-five days prior to the then effective Availability Expiration Date.

           SECTION II.5. Notices of Borrowing.

           (a) Each Revolving Credit Loan shall be requested by the Borrower pursuant to a Notice of Borrowing given to the Agent no later than 11:00 a.m. (New York time) on the third Business Day prior to the proposed date of such Revolving Credit Loan (which date shall be a Business Day). Each request for a Revolving Credit Loan shall be made by telephone, confirmed immediately by telecopier in a Notice of Borrowing signed by a Secretary or Assistant Secretary of the Borrower, and shall specify therein (i) the proposed date of such Revolving Credit Loan, (ii) the proposed aggregate principal amount of such Revolving Credit Loan, (iii) the proposed use of the proceeds of such Revolving Credit Loan and (iv) that the Projected Minimum Coverage Ratio as of the date thereof is not less than the ratio projected in the Business Plan as of such date or, if such ratio is less than such projected ratio, a calculation of the Projected Minimum Coverage Ratio as of such date taking into account the aggregate principal amount of the proposed Revolving Credit Loan, which ratio shall not be less than 1.15:1.00).

           (b) Promptly after receipt of a Notice of Borrowing, the Agent shall provide each Lender with a copy thereof.

           SECTION II.6. Disbursement of Funds; Evidence of Debt to Lenders; Account Statements; Adjustments.

           (a) Subject to the satisfaction of the conditions for each Revolving Credit Loan under Section 5.1 (for the initial Revolving Credit Loan) and
Section 5.2 (for each other Revolving Credit Loan), each Lender shall, before 11:00 a.m. (New York time) on the requested date of such Revolving Credit Loan, make available to the Agent at the Agent's address, in United States dollars and immediately available funds, such Lender's Proportionate Share of such Revolving Credit Loan. After the Agent's receipt of such funds, the Agent will make such received funds available to the Borrower by 2:00 p.m. (New York time) on the proposed date of the applicable Revolving Credit Loan by wire transfer to the Borrower. Unless the Agent receives contrary written notice prior to the date of any such borrowing of Revolving Credit Loans, the Agent is entitled to assume that each Lender will make available its Proportionate Share of the borrowing and in reliance upon that assumption, but without any obligation to do so, may advance such Proportionate Share on behalf of such Lender. The Agent shall promptly notify the Borrower of the Agent's receipt of each Lender's Proportionate Share, provided that the Agent's failure to provide such notice to the Borrower shall not limit or otherwise affect any of the rights of the Agent hereunder. If and to the extent that such Lender shall not have made such amount available to the Agent, but the Agent has made such amount available to the Borrower, such Lender and the Borrower severally agree to pay and repay the Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is transferred by the Agent to the Borrower until the date such amount is paid or repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at such time to such Revolving Credit Loan and (ii) in the case of each Lender, for the period from the date such amount was wire transferred to the Borrower to (and including) three days after demand therefor by the Agent to such Lender, at the Federal Funds Rate and, following such third day, at the interest rate applicable at such time to such Revolving Credit Loan, provided, that such Lender shall not be required to pay to the Agent the principal of any amount not made available to the Agent by such Lender and any interest payable by such Lender thereon to the extent such principal and interest have been repaid by the Borrower. If a Lender shall pay to the Agent any or all of such amount, such amount so paid shall constitute a Revolving Credit Loan by such Lender to the Borrower for purposes of this Agreement.

           (b) The Agent shall maintain in its records one or more accounts evidencing the Obligations and the amounts of Loans made by each Lender and of principal and interest payable and paid to each Lender from time to time under this Agreement. In any legal action or proceeding in respect of this Agreement, the Agent's records shall be conclusive evidence of the existence and amounts of the Obligations, absent manifest error. The Agent shall provide the Borrower and the Lenders with statements of the accounts maintained by it hereunder promptly following the making of each Revolving Credit Loan, the receipt of each payment to the Agent under this Agreement and any other adjustments made by the Agent to such accounts from time to time.

           (c) If the Agent inadvertently distributes to a Lender under Section
2.7 an amount in excess of the amount then due such Lender by the Agent under
Section 2.7, then such Lender shall repay to the Agent forthwith, on demand, such excess amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

           SECTION II.7. Payments.

           The Borrower shall make each payment hereunder not later than 11:00 a.m. (New York time) on the day when due, in Dollars, to the Agent at the Agent's address in immediately available funds. The Agent will promptly after receiving payments from the Borrower hereunder cause like funds to be distributed to the Lenders, ratably, at their addresses and in accordance with the terms of this Agreement.

           SECTION II.8. Sharing of Payments. If any Lender shall obtain any payment on account of any of the Obligations (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise), such Lender shall forthwith purchase from the other Lenders such participations in the Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered; and provided, further that this Section shall not apply with respect to any fees payable solely to the Agent or any other fees that are intended to be for the benefit of less than all of the Lenders. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights of payment (including, without limitation, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding anything contained herein to the contrary, the sharing provisions of this Section shall not apply to any payments received by any Lender from or on behalf of the Borrower or the Agent that is not made pursuant to the express terms and provisions of this Agreement.

           SECTION II.9. Defaulting Lenders.

           (a) A Lender who fails to pay the Agent its Proportionate Share of any Revolving Credit Loans duly made available by the Agent on such Lender's behalf, or who fails to pay any other amount owing by it to the Agent, is a defaulting lender (a "Defaulting Lender"). The Agent may recover all such amounts owing by a Defaulting Lender on demand. If the Defaulting Lender does not pay such amounts on the Agent's demand, the Agent shall promptly notify the Borrower and the Borrower shall pay such amounts with all accrued interest thereon until the date of payment within five Business Days or, in the case of a Revolving Credit Loan deemed to be made on account of a drawing under a Letter of Credit, within thirty days. In addition, the Defaulting Lender and the Borrower shall pay (without duplication) the Agent interest on such amount for each day from the date it was made available by the Agent to the Borrower to the date it is recovered by the Agent at a rate per annum equal to (x) the overnight Federal Funds Rate, if paid by the Defaulting Lender, or (y) the then applicable rate of interest calculated under Section 4.1, if paid by the Borrower; plus, in each case, the expenses and losses, if any, incurred as a result of the Defaulting Lender's failure to perform its obligations. The Borrower shall reimburse a Defaulting Lender for all interest paid by such Defaulting Lender to the Agent under the preceding sentence which the Borrower has not paid to the Agent under the preceding sentence so long as the Borrower has paid all Obligations to the Agent and the other Lenders then due and payable and no Event of Default has occurred and is continuing. The Borrower may, by notice (a "Replacement Notice") in writing to the Agent and such Defaulting Lender, (A) request the Defaulting Lender to cooperate with the Borrower in obtaining a Replacement Lender; (B) request the non-Defaulting Lenders to acquire and assume all or a portion of the Defaulting Lender's Loans and Revolving Credit Commitments, but none of such Lenders shall be obligated to do so; or (C) propose a Replacement Lender. If a Replacement Lender shall be accepted by the Agent or one or more of the non-Defaulting Lenders shall agree to acquire and assume all or part of the Defaulting Lender's Loans and Revolving Credit Commitment, then such Defaulting Lender shall assign, in accordance with Section 11.8, all or part, as the case may be, of its Revolving Credit Commitment, Loans, Notes and other rights and obligations under this Agreement and all other Loan Documents to such Replacement Lender or non-Defaulting Lenders, as the case may be, in exchange for payment of the principal amount or the portion thereof so assigned and all interest and fees accrued on the portion thereof so assigned, plus all or part, as the case may be, of the other Obligations then due and payable to the Defaulting Lender; provided, however, that (i) such assignment shall be on the terms and conditions set forth in Section 11.8, and
(ii) prior to any such assignment, the Borrower shall have (x) paid to such Defaulting Lender all amounts properly demanded and theretofore unpaid by the Borrower under Section 4.9

(less costs and expenses incurred by the Borrower directly as a result of the actions of the Defaulting Lender) and (y) paid to the Agent all amounts properly demanded and theretofore unpaid by the Borrower under Sections 4.1, 4.4 and 4.5 (but not Section 4.7). If the Replacement Lender and non-Defaulting Lenders shall only be willing to acquire less than all of the Defaulting Lender's outstanding Loans and Revolving Credit Commitment, the Revolving Credit Commitment of the Defaulting Lender shall not terminate, but shall be reduced proportionately, and the Defaulting Lender shall continue to be a "Lender" hereunder with a reduced Revolving Credit Commitment and Proportionate Share. Upon the effective date of such assignment, the Borrower shall issue replacement Notes to such Replacement Lender, non-Defaulting Lenders and the Defaulting Lender, as the case may be, in exchange for the Notes of the Defaulting Lender theretofore outstanding, and such Replacement Lender shall, if not already a Lender, become a "Lender" for all purposes under this Agreement and the other Loan Documents.

           (b) The failure of any Lender to fund its Proportionate Share of any Revolving Credit Loan shall not relieve any other Lender of its obligation to fund its Proportionate Share of such Revolving Credit Loan. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender's Proportionate Share of a Revolving Credit Loan.

           (c) The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its discretion, re-lend to the Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender, provided that, the Defaulting Lender shall be entitled to interest at the Federal Funds Rate on all such amounts held by the Agent for the account of such Defaulting Lender from the initial date on which such amount is so held by the Agent until the date on which such amount is released to such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Loan Documents and determining Proportionate Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment and Loans shall be deemed to be zero, provided that, with respect to any action hereunder requiring the consent of all the Lenders, the Agent agrees to provide a Defaulting Lender with two Business Days' prior notice before taking such action, and provided, further, that the failure of the Agent to provide a Defaulting Lender with such notice shall not limit or otherwise affect any such action taken by the Agent. This Section shall remain effective with respect to such Lender until (x) the Defaulting Lender has paid all amounts required to be paid to the Agent hereunder or (y) the Required Lenders, the Agent and the Borrower shall have waived such Lender's default in writing. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by the Borrower of its duties and obligations hereunder.

           SECTION II.10. Conversion to Term Loan.

           (a) Subject to and upon the satisfaction of the terms and conditions specified in subsection (b) below, the Borrower may, on the Availability Expiration Date, convert the amount of all, but not less than all, outstanding Revolving Credit Loans of each Lender to a Term Loan of such Lender (as such amount may be increased from time to time under Section 2.11(c), each, a "Term Loan").

           (b) The right of the Borrower to convert all outstanding Revolving Credit Loans to Term Loans is subject to the satisfaction of each of the following conditions:

                      (i) The Agent shall have received written notice from the Borrower before the Availability Expiration Date requesting such conversion and specifying the aggregate principal amount of the Term Loans (which shall be equal to the amount of all outstanding Revolving Credit Loans on the Availability Expiration Date). The Agent shall promptly notify each of the Lenders of such request.

                      (ii) The Lenders shall have each received a Term Note, payable to it and duly executed by the Borrower with appropriate insertions as to the date and principal amount.

                      (iii) The aggregate principal amount of all outstanding Revolving Credit Loans, before giving effect to the conversion, shall be greater than $2,000,000.

                      (iv) The Agent shall have received a certificate of the Borrower, in form and substance satisfactory to the Agent, duly executed by the chief accounting officer of the Borrower, as of the date of such conversion, truthfully stating that (A) the representations and warranties contained in Article VI are true and correct, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date and (B) no Default has occurred and is continuing or would result after giving effect to the conversion.

                      (v) No material provision of this Agreement or any other Loan Document shall for any reason have ceased to be valid and binding on the Borrower or any other Pledgor or party thereto or shall have been declared to be null and void by any court, Governmental Authority or administrative body.

                      (vi) The Agent shall have received a board resolution authorizing such conversion, certified by the Secretary or an Assistant Secretary of the Borrower, in form and substance satisfactory to the Agent.

           SECTION II.11. Letters of Credit.

           (a) Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date until (but excluding) the Availability Expiration Date, the Agent, upon the request of the Borrower, shall use its best efforts to cause a bank or financial institution acceptable to the Agent and the Borrower to issue Letters of Credit for the account or benefit of the Borrower or any of its Affiliates. Each Letter of Credit shall be requested in accordance with the Borrower's or such Affiliate's ordinary business requirements in the operation and development of Facilities to support equity commitments or obligations of such Person under power purchase or other material project agreements, each with
(i) a tenor and containing terms acceptable to the Borrower, the Agent and the issuer of such Letter of Credit and (ii) in the case of a Letter of Credit issued for the account or benefit of an Affiliate that is not wholly owned by the Borrower, a purpose and benefit to the Borrower reasonably acceptable to the Lender. The Agent shall not be required to use its best efforts to cause, and the Borrower shall not request, the issuance of any Letter of Credit if (i) after giving effect thereto, the maximum aggregate amount of all Letters of Credit and Revolving Credit Loans outstanding at such time would exceed the lesser of (A) the Maximum Amount of the Facility and (B) 87% of the Projected Adjusted Consolidated Unrestricted Cash Flow at such time projected to be received by the Borrower for the period commencing on the Availability Expiration Date until the Term Loan Maturity Date and discounted at a discount rate equal from time to time to the current applicable interest rate under
Section 4.1; or (ii) a default of any Lender's obligations to fund under this
Section 2.11 exists, or any Lender is a Defaulting Lender, unless the Agent has entered into satisfactory arrangements with the Borrower to eliminate the Agent's risk with respect to such Lender, including cash collateralization of such Lender's Proportionate Share of the Obligations in respect of Letters of Credit.

           (b) Unless otherwise previously agreed in writing by the Borrower and the Agent, the initial term of any Letter of Credit shall not exceed one calendar year from the date of issuance, subject to automatic renewal unless notice to the contrary is given by the Agent or the issuing bank in writing by the applicable date specified in such Letter of Credit. Each Letter of Credit shall state that, except as otherwise provided therein, such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (as most recently published by the International Chamber of Commerce). Notwithstanding the purpose of any Letter of Credit or any reference therein or herein to an Affiliate of the Borrower, each Letter of Credit shall be deemed issued for the account of the Borrower and the obligations arising in connection therewith shall be part of the Obligations.

           (c) Subject to the agreement of the beneficiary thereof, any Letter of Credit outstanding after the earlier of (i) the occurrence and continuance of an Event of Default or (ii) the fifth anniversary of the Availability Expiration Date, may be reduced, in whole or in part, in an amount to be advanced by the Agent, from funds made available by the Lenders, to such beneficiary for the account of the Borrower (or any Subsidiary of the Borrower for whose account such Letter of Credit was issued). The amount of such advance by each Lender shall be added to the then outstanding balance of such Lender's respective Term Loan and shall be deemed a part thereof. The proceeds of such advance shall be held by a depository for the account of such beneficiary and, to the extent such proceeds are no longer required as collateral by such beneficiary, shall thereupon be returned to each of the Lenders for application to such Lender's Term Loan, in inverse order of maturity or, if such Term Loan has been paid in full, for deposit to the L/C Cash Collateral Account.

           (d) Immediately upon issuance or amendment of any Letter of Credit in accordance with the procedures set forth in this Section 2.11, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Proportionate Share, of the liability and obligations under and with respect to such Letter of Credit and the Letter of Credit Agreement (including, without limitation, all obligations of the Borrower with respect thereto, other than amounts owing to the Agent consisting of fees payable in connection with the issuance of Letters of Credit) and any security therefor or guaranty pertaining thereto.

           (e) Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Agent a written notice no later than 1:00 P.M. New York City time at least five Business Days (or such shorter period as may be agreed to by the Agent) in advance of the proposed date of issuance of a letter of credit request in substantially the form attached as Exhibit K (a "Letter of Credit Request"). The transmittal by the Borrower of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.11. Prior to the date of issuance of each Letter of Credit, the Borrower shall provide to the Agent a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the issuing bank to make payment under such Letter of Credit. The Agent, in its reasonable judgment, may require changes in any such documents and certificates. A Letter of Credit Request may be given in writing or electronically with prompt written confirmation. Any electronic Letter of Credit Request shall be deemed to have been prepared by, or under the supervision of, the chief accounting officer of the Borrower.

           (f) In the event of any request for drawing under any Letter of Credit by the beneficiary thereof prior to the Availability Expiration Date, (i) the Borrower shall be deemed to have timely given a Notice of Borrowing to the Agent to make Revolving Credit Loans on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) without regard to satisfaction of the applicable conditions specified in Section 5.2 and the other terms and conditions of borrowings contained herein, the Lenders shall, on the date of such drawing, make Revolving Credit Loans in the amount of such drawing, the proceeds of which shall be applied directly by the Agent to reimburse the issuing bank for the amount of such drawing or payment. If for any reason, proceeds of Revolving Credit Loans are not received by the Agent on such date in an amount equal to the amount of such drawing, the Borrower and the non-funding Lender shall be obligated to and shall reimburse the Agent as provided in Section 2.6(a), on the Business Day immediately following the date of such drawing in the case of the non-funding Lender and within thirty days in the case of the Borrower, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section
4.1. In the event of a request for drawing under any Letter of Credit by the beneficiary thereof after the Availability Expiration Date but prior to the Term Loan Maturity Date, the amount of such drawing shall be payable by the Borrower on demand (to be paid from cash on deposit in the L/C Cash Collateral Account to the extent available) and, until paid by the Borrower, shall bear interest applicable to Term Loans under Section 4.1(ii).

           (g) As among the Borrower, the Agent and each Lender, the Borrower assumes all risks of the acts and omissions of the Agent and the issuing bank or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged,
(ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (v) for errors in interpretation of technical terms, (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vii) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (viii) for any consequences arising from causes beyond the control of the issuing bank, the Agent or the Lenders. None of the above shall affect, impair, or prevent the vesting of any of the Agent's rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create any liability of the Agent to the Borrower or any Lender.

           (h) The obligations of the Borrower to reimburse the Agent for drawings honored under the Letters of Credit and the obligations of the Lenders under this Section 2.11 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument relating thereto; (ii) the existence of any claim, setoff, defense or other right which the Borrower or any Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Agent, any Lender or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) payment by the issuing bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vi) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vii) the fact that a Default or Event of Default shall have occurred and be continuing. Any action taken or omitted to be taken by an issuing bank in connection with any payment under a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create any liability of the Agent or the issuing bank to the Borrower or any Lender or of any Lender to the Borrower.

           SECTION II.12. Amortization of Term Loan; Cash Collateralization of Letters of Credit.

           (a) Commencing on the Availability Expiration Date, the Borrower shall pay to the Agent for the ratable benefit of the Lenders, in consecutive quarterly installments commencing on the last Business Day of the calendar quarter immediately following the Availability Expiration Date, and on the last Business Day of each calendar quarter thereafter, 25% of the Annual Term Loan Principal Amortization for each consecutive four calendar quarter period commencing with such initial calendar quarter, which payments shall continue until the repayment in full of the principal outstanding amount of the Term Loans and any accrued and unpaid interest thereon, and the cash collateralization in full of the undrawn amount of all outstanding Letters of Credit; provided, however, that all such amounts shall be repaid or cash-collateralized in full on or before the Term Loan Maturity Date. The amounts required to be paid hereunder may be reduced by all prepayments and deposits received by the Agent under Section 2.13 and the amount of all letters of credit issued in replacement of the Letters of Credit, in each case after the Availability Expiration Date.

           (b) All payments received by the Lenders under subsection (a) hereof or under Section 4.1(ii) shall be (i) applied first to any accrued and unpaid interest on the Term Loans and then to the outstanding principal amount of the Term Loans and (ii) upon the repayment in full of the Term Loans, deposited into the L/C Cash Collateral Account to be held and applied as provided in Section 9.2(d).

           (c) If requested by the Borrower, the Agent will, so long as no Default has occurred and is continuing, from time to time, (i) invest amounts on deposit in the L/C Cash Collateral Account in such Cash Equivalents in the name of the Agent as the Borrower may select and (ii) invest interest paid on the Cash Equivalents referred to in clause (i) hereof, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents in the name of the Agent as the Borrower may select. Interest and proceeds that are not invested or reinvested as provided above shall be deposited and held in the L/C Cash Collateral Account.

           (d) No amount (including interest and other income earned on any Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the L/C Cash Collateral Account until the payment in full of all the Obligations, provided that interest and other income earned on Investments may, upon the written request of the Borrower (but in no event more frequently than once each calendar quarter), be applied toward payment of the Obligations specified by the Borrower in such written request, and provided further that, so long as all the Obligations have been paid in full and the Borrower has deposited in the L/C Cash Collateral Account an amount not less than the aggregate then undrawn amount of the outstanding Letters of Credit, all investment income will be paid to the Borrower when received.

           (e) The L/C Cash Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Federal Reserve Board and of any other appropriate Governmental Authority, as may now or hereafter be in effect.

           SECTION II.13. Maximum Amount of the Facility; Mandatory Prepayments; Optional Prepayments.

           (a) In no event shall the sum of the aggregate outstanding principal balances of the Revolving Credit Loans (plus the Interest Reserve) or the Term Loans, as the case may be, and the aggregate undrawn amount of all outstanding Letters of Credit exceed the Maximum Amount of the Facility.

           (b) In addition to any prepayment required as a result of an Event of Default hereunder, the Borrower shall make mandatory prepayments as follows:

                      (i) not later than thirty days after the receipt by the Borrower or any of its Designated Subsidiaries of any proceeds of a sale permitted under Section 7.2(g)(iii) or (vi) that occurs after the Availability Expiration Date, the Borrower shall prepay or cause such Designated Subsidiary to prepay to the Agent for the ratable benefit of the Lenders an amount equal to all net proceeds of all of such sales (other than proceeds that may not be so applied under the terms of instruments of Permitted Indebtedness or any Requirement of Law applicable to the Borrower or such Designated Subsidiary) in excess of $100,000 in the aggregate in any fiscal year (except, if any such sale is of Equipment, to the extent such proceeds are used within thirty days of receipt thereof to purchase replacement equipment of equal or greater value in which equipment the Agent has been granted a perfected first priority security interest for the benefit of the Lenders, satisfactory proof of which shall have been given to the Agent within such thirty-day period), which payments shall be ratably applied to the Term Loans in inverse order of maturity;

                      (ii) immediately upon discovery by or notice to the Borrower that the lending limit specified in Section 2.13(a) has been exceeded, the Borrower shall prepay to the Agent an amount sufficient to reduce the outstanding balances to the applicable maximum allowed amount, without the necessity of a demand by the Agent; and

                      (iii) immediately upon the release of any proceeds held by a beneficiary of such proceeds as provided in Section 2.11(c), the Borrower shall prepay to the Agent for the ratable benefit of the Lenders an amount equal to all such proceeds, which amount shall be ratably applied to the Term Loans in inverse order of maturity.

           (c) The Borrower shall have the right at any time to make prepayments of the Loans, or deposit cash in the L/C Cash Collateral Account before any date on which such deposit is required, in each case without premium or penalty, except as provided in Section 4.7, upon irrevocable notice given to the Agent prior to 11:00 A.M., New York City time, at least two Business Days prior to the date of such prepayment or deposit, specifying the date and amount thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of the Loans under this Section shall be applied as reasonably specified by the Borrower in such notice or, if an Event of Default has occurred and is continuing, as the Required Lenders shall elect in their sole discretion.

           (d) The entire outstanding principal amount of the Revolving Credit Loans, subject to Section 2.10, together with all accrued and unpaid interest thereon and fees related thereto, shall become due and payable on the Availability Expiration Date, provided that the Revolving Credit Loans may be converted to Term Loans subject to the satisfaction by the Borrower of the requirements of Section 2.10.

           (e) The entire outstanding principal amount of the Term Loans, together with all accrued and unpaid interest thereon, shall become due and payable on the Term Loan Maturity Date.

           SECTION II.14. Payment Procedures.

           (a) The Borrower hereby authorizes the Agent to charge the Borrower with the amount of all interest, fees, expenses and other payments to be made hereunder and under the other Loan Documents by adding such amount to the Obligations. The Agent may, but shall not be obligated to, discharge the Borrower's payment obligations hereunder by so increasing the amount of the Obligations.

           (b) Whenever any payment or other transfer of funds to be made hereunder shall be stated to be due or made on a day that is not a Business Day, such payment or transfer may be made on the next succeeding Business Day, and, if applicable, such extension of time shall be included in the computation of the amount of interest due hereunder.

           SECTION II.15. Collection of Receivables; Application of Collections; Deposit to Blocked Account.

           (a) The Borrower and CHI Finance shall maintain the Depository Accounts in accordance with the terms of the Depository Account Agreement, to which the Borrower and CHI Finance shall, except as provided in Section 9.3, remit all Collections. CHI Finance shall maintain the Blocked Account in accordance with the terms of the Blocked Account Agreement. All Collections, in addition to all other cash received by the Borrower and CHI Finance from any other source including, without limitation, all cash dividends, partnership or similar distributions and other similar forms of payment made on account of equity interests, shall promptly upon receipt be deposited into the Depository Accounts (with the allocation of deposits between the two Depository Accounts to be made in the reasonable discretion of the Borrower). On the last Business Day of each month, the aggregate amount of all funds in the Depository Accounts in excess of $3,000,000 shall be wire transferred to the Blocked Account for application under Section 2.15(b).

           (b) Until the Availability Expiration Date, the Agent shall, so long as no Event of Default has occurred and is continuing, instruct the Blocked Account Bank to disburse on the first Business Day of each month amounts held in the Blocked Account (to the extent the disbursement of such amounts would not cause the aggregate amount of the outstanding principal balance of the Revolving Credit Loans plus the aggregate amount of all outstanding Letters of Credit plus the Interest Reserve to exceed $35,000,000 in the following order of priority:

                      (i) first, for deposit into the Depository Accounts (with the allocation of deposits between the two Depository Accounts to be made in the reasonable discretion of the Borrower) an aggregate amount, based on evidence satisfactory to the Agent submitted to it by the Borrower (including, without limitation, the reports specified in Section 7.1(k)(iii) and the statements specified in Section 7.1(k)(iv)) necessary to restore the aggregate balances in the Depository Accounts to $3,000,000, after giving effect to all Collections received by the Borrower and CHI Finance and deposited by them in the Depository Accounts in the preceding month;

                      (ii) second, to be applied to the payment of accrued and unpaid fees and expenses payable to the Agent under or in connection with this Agreement and the other Loan Documents;

                      (iii) third, to be ratably applied to the payment of accrued and unpaid interest, fees and expenses payable to the Lenders under or in connection with this Agreement and the other Loan Documents; and

                      (iv) fourth, to be ratably applied to the payment of such portion of the principal amount of the Revolving Credit Loans then outstanding, if any, as the Borrower requests in writing.

Amounts remaining unapplied in the Blocked Account on the first Business Day of each month shall be invested in a manner similar to that provided in Section 2.12(c). Notwithstanding anything to the contrary set forth above, upon the occurrence and during the continuance of an Event of Default, the Agent may apply any and all such amounts for deposit in the L/C Cash Collateral Account or for ratable payment of such of the Obligations and in such order as it may elect in its sole and absolute discretion.

           (c) Commencing on the Availability Expiration Date, subject to
Section 8.3, the Agent shall, so long as no Event of Default has occurred and is continuing, instruct the Blocked Account Bank to disburse on the first Business Day of each month amounts held in the Blocked Account in the following order of priority:

                      (i) first, for deposit into the Depository Accounts (with the allocation of deposits between the two Depository Accounts to be made in the reasonable discretion of the Borrower), an aggregate amount, based on evidence satisfactory to the Agent submitted to it by the Borrower (including, without limitation, the reports specified in Section 7.1(k)(iii) and the statements specified in Section 7.1(k)(iv)) necessary to restore the aggregate balances in the Depository Accounts to $3,000,000, after giving effect to all Collections received by the Borrower and CHI Finance deposited in the Depository Accounts in the preceding month;

                      (ii) second, to be applied to the payment of accrued and unpaid fees and expenses payable to the Agent under or in connection with this Agreement and the other Loan Documents;

                      (iii) third, to be applied ratably to the ratable payment of accrued and unpaid interest, fees and expenses payable to the Lenders under or in connection with this Agreement and the other Loan Documents;

                      (iv) fourth, to be applied ratably to the payment or prepayment, as the case may be, of the principal amount then due under the Term Loans;

                      (v) fifth, to be applied ratably to prepay such portion of the principal amount of the Term Loans then outstanding, if any, as the Borrower requests in writing; and

                      (vi) sixth, if the Term Loans have been paid in full, to be deposited in the L/C Cash Collateral Account to the extent required by Section 2.12(a).

Amounts remaining unapplied in the Blocked Account on the first Business Day of each month shall be invested in a manner similar to that provided in Section 2.12(c). Notwithstanding anything to the contrary set forth above, upon the occurrence and during the continuance of an Event of Default, the Agent may apply any and all such amounts for deposit in the L/C Cash Collateral Account or for payment of such of the Obligations and in such order as it may elect in its sole and absolute discretion.

                                   ARTICLE III

                                    SECURITY
                                    --------


           SECTION III.1. General. As security for all of the Obligations, the Borrower hereby reaffirms, ratifies and grants to the Agent for the ratable benefit of the Lenders a Lien on all of its right, title and interest in and to Receivables, other than Restricted Receivables, Inventory, Equipment and (except as specified below) all other property in all of its forms, tangible and intangible, wherever located and whether now owned or hereafter acquired, and all additions and accessions thereto and substitutions and replacements therefor and improvements thereon, and all proceeds (whether or not cash) and products thereof including, without limitation, all proceeds of insurance covering the same and all tort claims in connection therewith, provided that the Borrower (i) shall be deemed to have granted the Agent for the ratable benefit of the Lenders a Lien on its right, title and interest in and to each of its Receivables that no longer constitute Restricted Receivables immediately upon the date that each such Receivable becomes so unrestricted and (ii) has granted to the Agent for the ratable benefit of the Lenders a Lien only on the capital stock or other equity interests of the Borrower in the Pledged Subsidiaries. As further security for the Obligations, and to provide other assurances to the Agent and the Lenders, the Agent acknowledges receipt, for the ratable benefit of the Lenders, of, among other things:

           (a)        the Pledge Agreement;

           (b)        the Support Letter;

           (c)        the Blocked Account Agreement; and

           (d)        the Depository Account Agreement.

           SECTION III.2. Further Security. The Borrower also grants to the Agent for the ratable benefit of the Lenders, as further security for all of the Obligations, a security interest in all of its right, title and interest in and to all property of the Borrower in the possession of or deposited with or in the custody of the Agent, any Lender, or any Affiliate of the Agent or any Lender, or any representative, agent or correspondent of the Agent or any Lender and in all present and future deposit accounts (as that term is defined in the Code) including, without limitation, the Depository Accounts, the Blocked Account and the L/C Cash Collateral Account. For purposes of this Agreement, any property in which the Agent, any Lender or any such Affiliate has any security or title retention interest shall be deemed to be in the custody of the Agent, such Lender or of such Affiliate.

           SECTION III.3. Termination. Upon (i) the termination of this Agreement and the indefeasible payment in full of all Obligations and (ii) (A) the acknowledgment in writing of all beneficiaries of Letters of Credit as to the termination of each Letter of Credit or (B) the deposit in the L/C Cash Collateral Account of an amount not less than 105% of the aggregate then undrawn amount of the outstanding Letters of Credit, the Agent shall promptly deliver to the Borrower upon the Borrower's request and at the Borrower's expense, releases and satisfactions of all financing statements, notices of assignment and other registrations of security and the Borrower shall deliver to the Agent and the Lenders a general release of all of the Agent's and the Lenders' liabilities and obligations under all Loan Documents and an acknowledgment that the same have been terminated (except for (a) those provisions which are expressly stated to survive the termination of this Agreement and (b) any obligations with respect to outstanding Letters of Credit secured by cash collateral). For purposes of this Section 3.3, the Obligations shall be deemed to be indefeasibly paid in full (a) if the Borrower (or, if final payment is made by another Person, such other Person) is Solvent on the date of such payment, after giving effect thereto or (b) in all other cases, ninety-one days after such final payment in full.

           SECTION III.4. Recourse to Security. Recourse to security shall not be required for any Obligation hereunder and the Borrower hereby waives any requirement that the Agent exhaust any right or take any action against any of the Collateral before proceeding to enforce the Obligations against the Borrower.

           SECTION III.5. Special Provisions Relating to Receivables and Related Matters.

           (a) Receivables Documents. Upon the occurrence and continuance of an Event of Default, the Borrower shall deliver to the Agent the following, all in form, content and scope satisfactory to the Agent:

                      (i) (A) copies or the originals of each signed note, letter of credit or other instrument for the payment of money which evidences a Receivable of the Borrower, (B) any power therefor executed in blank, duly endorsed to the order of the Agent, and (C) a schedule listing its Receivables so evidenced; and

                      (ii) such endorsements or assignments of its Receivables and other information relating to the Receivables of the Borrower as the Agent may from time to time reasonably request, and the originals of any such document or instrument, including, without limitation, those referred to in clause (i) above, delivered to the Agent shall be held as collateral by the Agent.

           (b) Disputes. Except in the ordinary course of business, the Borrower shall not, from and after the Closing Date, settle or adjust any Receivable, or grant any credit or allowance with respect thereto, except, so long no Event of Default has occurred and is continuing, the Borrower may settle or adjust Receivables, or grant such credits or allowances, involving a disputed amount not to exceed $1,000,000 in the aggregate, without the Required Lenders' consent. The Agent may, with the consent of the Required Lenders (if sought by the Agent), following the occurrence and continuance of an Event of Default and after giving written notice of its intent to act in accordance herewith, settle or adjust disputes or claims directly with account debtors for amounts and upon terms which it considers advisable.

           SECTION III.6. Special Provisions Relating to Equipment.

           (a) Location. Each item of Equipment of the Borrower with a book or fair market value in excess of $50,000, now owned or hereafter acquired, will be kept at a location shown on Schedule 3.6(a) and may not be moved for a period of more than sixty days to a location not specified in such Schedule unless the Borrower has given the Agent at least thirty days' prior written notice thereof and the Required Lenders have given their prior written consent thereto, which shall not be unreasonably withheld or delayed. In no event shall any Equipment be moved outside the United States or Canada. The Borrower shall at all times hereafter keep correct and accurate records itemizing and describing the location, kind, type, age and condition of Equipment, the Borrower's cost therefor and accumulated depreciation thereof and retirements, sales, or other dispositions thereof, all of which records shall be available on demand during the Borrower's usual business hours to any of the officers, employees or agents of the Agent.

           (b) Repair. The Borrower shall keep all of its Equipment in good repair and good operating condition in accordance with industry standards in all material respects (normal wear and tear excepted), and will make all repairs and replacements when and where necessary and practical, consistent with the then-current Business Plan, will not waste or destroy it or any part thereof, and will not be negligent in the care or use thereof. The Borrower shall repair and maintain all Equipment in accordance with industry practices in all material respects and in a manner sufficient to continue the operation of its business as heretofore conducted. The Borrower shall keep accurate lists and records of all the Equipment. The Equipment shall be used in accordance with law and the manufacturer's instructions and shall be kept separate from and shall not be annexed or affixed to or become part of any Property or any other realty.

           (c) Disposal. Where the Borrower is permitted to dispose of any Equipment under this Agreement or by any consent thereto hereafter given by the Required Lenders, the Borrower shall do so at arm's length, in good faith and by obtaining the maximum amount of recovery practicable therefor and without impairing the operating integrity or value of the remaining Equipment in any material respect.

                                   ARTICLE IV

                           INTEREST, FEES AND EXPENSES
                           ---------------------------


           SECTION IV.1. Interest. The Borrower shall pay to the Agent for the ratable benefit of the Lenders interest on the Loans calculated monthly in arrears at an interest rate per annum equal to (i) a fluctuating rate equal to the Base Rate then in effect, plus 1.50%, with respect to the Revolving Credit Loans, which shall change each day as the Base Rate changes, and (ii) a fluctuating rate equal to the Base Rate then in effect, plus 3.50%, with respect to the Term Loan, in each case to be payable in arrears on the first Business Day of each month, commencing with the month immediately following the Closing Date, on the Availability Expiration Date, and on the Term Loan Maturity Date.

           SECTION IV.2. Interest After Event of Default. Upon the occurrence and during the continuance of an Event of Default, interest on the Revolving Credit Loans shall be payable on the dates referred to in Section 4.1 and on demand at a rate per annum equal to the rate in effect under Section 4.1(i) plus 2%.

           SECTION IV.3. Facility Fee. The Borrower shall pay to the Agent on the Closing Date a non-refundable facility fee in the amount set forth in the letter agreement of even date herewith between the Borrower and the Agent.

           SECTION IV.4. Unused Line Fee. The Borrower shall, for the period from the Closing Date through the Availability Expiration Date, pay in arrears to the Agent for the ratable benefit of the Lenders on the first Business Day of each month, commencing December, 1999, and on the Availability Expiration Date, in arrears, an unused line fee equal to .375% per annum of the difference between (i) the Maximum Amount of the Facility, and (ii) the average daily outstanding amount of (A) the Revolving Credit Loans and (B) the aggregate undrawn amount of all outstanding Letters of Credit during such month or portion thereof; provided, however, that the unused line fee shall be reduced by an amount equal to .375% of the difference between (i) the aggregate Proportionate Share of all Defaulting Lenders (if any) and (ii) the average daily outstanding amount of Revolving Credit Loans made by such Defaulting Lenders during such month or portion thereof, and all unused line fees shall thereafter be payable only to non-defaulting Lenders.

           SECTION IV.5. Letter of Credit Fees. The Borrower shall promptly pay to the Agent, for the account of HUB or any other issuer of Letters of Credit, all issuance fees, fronting fees, transfer fees and other customary fees and charges reasonably charged by HUB or such other issuing bank in connection with the issuance or administration of each Letter of Credit and a letter of credit fee in the amount set forth in the letter agreement of even date herewith between the Borrower and the Agent.

           SECTION IV.6. Agency Fees. The Borrower shall pay to the Agent for its own account such closing fees and other fees as may from time to time be agreed between the Borrower and the Agent.

           SECTION IV.7. Early Termination Fee. The Borrower shall have the right to terminate this Agreement at any time on thirty days' prior written notice to the Agent, provided that on the date of such termination all Obligations, including, without limitation, all interest and fees payable to the date of such termination, including, without limitation, the accrued and unpaid amount of any agency or similar fees, shall be paid in full, and an amount equal to the amount of all outstanding Letters of Credit shall be on deposit in the L/C Cash Collateral Account. If (i) the Borrower gives such notice to terminate or (ii) the obligations of the Agent to cause Letters of Credit to be issued, and of the Lenders to purchase participations in Letters of Credit or to make Revolving Credit Loans, terminate pursuant to Section 9.2(b), in each case prior to December 31, 2000, the Borrower shall, in addition to all accrued and unpaid agency and other fees payable under or in connection with this Agreement, pay a fee to the Agent for the ratable benefit of the Lenders in an amount equal to $120,000; provided, however, that the Borrower shall not be required to pay the fee under this Section if the Borrower terminates this Agreement and pays the Obligations in full (which shall include, without limitation, all Obligations payable under Section 4.9) within thirty days following the imposition of any claim for indemnification by any Lender under Section 4.9, (B) the Agent resigns or (C) the Agent does not hold at least 50.1% of the aggregate Loans outstanding at any time).

           SECTION IV.8. Calculations. All calculations of interest and fees hereunder shall be made by the Agent, on the basis of a year of 365 or 366 (as applicable) days for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate, fee or other payment hereunder shall be final, conclusive and binding for all purposes, absent manifest error.

           SECTION IV.9. Indemnification in Certain Events. If, after the Closing Date, either (i) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any of the Lenders or any other banking or financial institution from which any of the Lenders borrows funds or obtains credit, (ii) any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or (iii) any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies as the case may be with respect to capital adequacy) by an amount deemed by such Lender to be material, and any of the foregoing events described in clauses (i), (ii) and
(iii) increases any Lender's cost of funding or maintaining the Loans, or reduces the amount receivable in respect thereof by any of the Lenders, then the Borrower shall, upon demand by the Agent, pay to the Agent for the account of the applicable Lender additional amounts sufficient to indemnify such Lender against such increase in cost or reduction in amount receivable. Upon the occurrence of any event giving rise to the application of this Section involving an amount in excess of $25,000 in the aggregate, or $10,000 per Lender, the applicable Lender shall, if requested by the Borrower, use reasonable efforts to avoid or minimize the increase of costs or reduction in the amount receivable resulting from such event so long as such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.

                                    ARTICLE V

                              CONDITIONS PRECEDENT
                              --------------------


           SECTION V.1. Conditions to Initial Revolving Credit Loans and Initial Letter of Credit. The obligation of the Agent to cause to be issued the initial Letter of Credit or of the Lenders to make the initial Revolving Credit Loans or purchase participations in such Letters of Credit hereunder is subject to the satisfaction of the following conditions prior to or concurrent with such initial Revolving Credit Loans or Letter of Credit:

           (a) the Agent shall have received the following, each dated the date of the initial Revolving Credit Loans or Letter of Credit or as of such earlier date acceptable to the Agent, in form and substance satisfactory to the Agent and, except for the Revolving Credit Notes, in sufficient copies for each
Lender:

                      (i) a Revolving Credit Note to the order of each Lender, duly executed by the Borrower;

                      (ii) the Pledge Agreement, duly executed by each of the Pledgors and acknowledged by each of the Borrower's Subsidiaries specified in Schedule 5.1(a)(ii), together with original certificates evidencing the shares of stock or other equity interests pledged thereunder and undated transfer powers therefor, executed in blank, and the original promissory notes pledged thereunder (including, without limitation, the Intercompany Note) and undated note powers therefor, executed in blank;

                      (iii) the Guaranty, duly executed by each of the Pledgors;

                      (iv) the Contribution Agreement, duly executed by each of the Pledgors;

                      (v) the Blocked Account Agreement, duly executed by the Agent, CHI Finance and the Blocked Account Bank;

                      (vi) the Depository Account Agreement, duly executed by the Agent, the Borrower, CHI Finance and the Depository Account Bank;

                      (vii) acknowledgment copies of Uniform Commercial Code financing statements (naming the Agent as secured party and each of the Pledgors as debtors) and termination statements, in form and substance satisfactory to the Agent, duly filed in all jurisdictions that the Agent deems necessary or desirable to perfect and protect the Liens created hereunder and under the other Loan Documents;

                      (viii) completed requests for information, dated on or before the date of the initial Revolving Credit Loans or Letter of Credit, listing all effective financing statements that name each of the Pledgors as debtor, together with copies of such financing statements;

                      (ix) the Support Letter, duly executed by Edward M. Stern;

                      (x) the Subordination Agreement, duly executed by CHI Finance;

                      (xi) a Solvency Certificate of each of the Borrower and the other Pledgors, duly executed by the chief accounting officer of the Borrower or such Pledgor, as the case may be;

                      (xii) a completed perfection certificate, substantially in the form of Exhibit L, signed by a Responsible Officer of the Borrower and each other Pledgor;

                      (xiii) (A) the audited Financial Statements for the fiscal year ended December 31, 1998 certified by PricewaterhouseCoopers LLP,
           (B) a certificate executed by the chief accounting officer of the Borrower certifying that since December 31, 1998, no change, event, occurrence or development or event involving a prospective change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower or otherwise has occurred which has had or could reasonably be expected to have a Material Adverse Effect, and that all information provided by or on behalf of the Borrower to the Agent hereunder or in connection herewith is true and correct in all respects and (C) an internally-prepared balance sheet and profit and loss statement of CHI Finance for the six-month period ended June 30, 1999, certified by the chief accounting officer of CHI Finance;

                      (xiv) the opinion of counsel for the Borrower and the other Pledgors, substantially in the form of Exhibit M hereto, which the Borrower hereby requests its counsel to provide;

                      (xv) evidence satisfactory to the Agent of all insurance policies required by this Agreement and the other Loan Documents, together with loss payee endorsements for all such policies naming the Agent as lender loss payee or assignee and, in the case of such policies covering the Facilities, as an additional insured;

                      (xvi) a copy of the Business Plan, covering the eleven-year period commencing with the fiscal year of the Borrower ending December 31, 1999, accompanied by a certificate executed by the Borrower's chief accounting officer certifying to the Agent that the Business Plan has been prepared in good faith based upon the assumptions contained therein and all information currently available and, as of the date of such certificate, he is not aware of any information contained in the Business Plan which is false or misleading;

                      (xvii) a copy of the Governing Documents of the Borrower and each other Pledgor and a copy of the resolutions of the board of directors of the Borrower and each other Pledgor authorizing the execution, delivery and performance of this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, attached to which is a certificate of the Secretary or an Assistant Secretary of the Borrower or such Pledgor certifying (A) that such copies of the Governing Documents and resolutions are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect and (B) the incumbency, names and true signatures of the officers of the Borrower or such Pledgor authorized to sign the Loan Documents to which it is or is to be a party;

                      (xviii) a certified copy of the certificate of the Secretary of State of the state of incorporation of the Borrower and each other Pledgor, dated within five days of the Closing Date, listing the certificate of incorporation of the Borrower or such other Pledgor and each amendment thereto on file in such official's office and certifying that such amendments are the only amendments to such certificate of incorporation on file in that office;

                      (xix) a good standing certificate from the Secretary of State of each state in which the Borrower, each Pledgor and each Pledged Subsidiary is incorporated or qualified as a foreign corporation or limited partnership, each dated within five days of the Closing Date;

                      (xx) a certified copy of the employment agreement between the Borrower and Edward M. Stern, which shall be for an initial term expiring on December 31, 2002, subject to subsequent automatic renewal absent notice to the contrary, together with evidence satisfactory to the Agent that Edward M. Stern has been elected to the board of directors of the Borrower commencing November 7, 1997;

                      (xxi) copies of any other material agreements, or other documents or instruments evidencing obligations of the Borrower due to any Person other than the Agent and the Lenders;

                      (xxii) an environmental assessment of the Facilities and other real property of the Borrower and its Subsidiaries, in form and substance satisfactory to the Agent, prepared by Victor Engel, the Borrower's Director of Engineering and Construction, or another certified environmental engineer satisfactory to the Agent;

                      (xxiii) such agreements and instruments as any issuer of Letters of Credit deems necessary to issue letters of credit; and

                      (xxiv) such other agreements and instruments as the Agent reasonably deems necessary.

           (b) There shall be no pending or threatened litigation, proceeding, inquiry or other action seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement, the other Loan Documents, or the transactions contemplated hereby or thereby or the Borrower's business, prospects, operations, assets, liabilities or conditions (financial or otherwise), except where such litigation, proceeding, inquiry or other action could not reasonably be expected to have a Material Adverse Effect.

           (c) The Borrower shall have paid all accrued fees and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including, without limitation, all of the Agent's examination, audit, appraisal, environmental assessment, recording and travel expenses and the fees and expenses of counsel to the Agent) and all other fees required to be paid by the Borrower on or before the Closing Date under Article IV.

           (d) Except for (i) the filing of financing and termination statements under the Code specified in Section 5.1(a)(vii) and (ii) consents or authorizations which have been obtained and are specified in Schedule 6.1(f), no consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person shall be required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or the continuing operations of the Borrower or any of its Subsidiaries following the consummation of such transactions.

           (e) (i) No change, occurrence, event or development or event involving a prospective change that could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing since December 31, 1998, and (ii) there shall not have occurred a substantial impairment of the financial markets generally that could reasonably be expected to affect materially and adversely the transactions contemplated hereby, in each case as determined by the Agent in its sole discretion.

           (f) The Agent and its counsel shall have performed (i) a review satisfactory to the Agent of all of the Material Contracts and other assets of the Borrower, the financial condition of the Borrower, including, without limitation, all of its tax, litigation, environmental, ERISA and other liabilities (including contingent liabilities and all liabilities of the Borrower under its chapter 11 plan), and the corporate and capital structure of the Borrower; (ii) site visits and reference checks; and (iii) a collateral review, in each case with results satisfactory to the Agent.

           (g) The Borrower shall be in compliance in all material respects with all Requirements of Law and Material Contracts.

           (h) There shall exist no Default, and the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct immediately prior to, and after giving effect to, the Revolving Credit Loans to be made or Letters of Credit to be issued on the Closing Date and the application of the proceeds thereof.

           SECTION V.2. Conditions Precedent to Each Revolving Credit Loan and Each Letter of Credit. The obligation of the Lenders to make any Revolving Credit Loans other than the initial Revolving Credit Loans or to purchase participations in any Letters of Credit caused to be issued by the Agent, and of the Agent to cause to be issued any Letters of Credit, in each case other than the initial Letter of Credit, are subject to the following conditions precedent:

           (a) all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Revolving Credit Loan or Letter of Credit as if then made, other than representations and warranties that expressly relate solely to an earlier date, in which case they shall be true and correct as of such earlier date;

           (b) no Default shall have occurred and be continuing, or would result from the making of, the requested Revolving Credit Loan or Letter of Credit as of the date of such request;

           (c) no Material Adverse Effect shall have occurred or shall be reasonably likely to occur, after giving effect to the making of such Revolving Credit Loan or the issuance of such Letter of Credit, as a result of any drawing or payment under a Letter of Credit with respect to which the Agent has not received for the ratable benefit of the Lenders cash collateral for the full amount thereof; and

           (d) the Projected Minimum Coverage Ratio, as of the date of such Revolving Credit Loans and taking into account the aggregate principal amount of such Revolving Credit Loans, is not less than 1:15 to 1.00.

           SECTION V.3. Determinations Under Section 5.1. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or to be acceptable or satisfactory to the Lenders unless the Agent and the Borrower shall have received written notice from such Lender prior to the initial Revolving Credit Loans or Letter of Credit specifying its objection thereto.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------


           SECTION VI.1. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

           (a) Organization, Good Standing and Qualification. Each of the Borrower and its Subsidiaries (i) is a corporation or partnership duly organized, validly existing and (if a corporation or limited partnership) in good standing under the laws of the state of its organization specified in
Schedule 6.1(a), (ii) has the power and authority to own its properties and assets and to conduct the business in which it now is, or proposes to be, engaged and (iii) except for CHI-Dexter, Inc. and CHI-Black River, Inc. (which are not qualified or authorized to do business in the State of New York), is duly qualified, authorized to do business and (if a corporation or limited partnership) in good standing in each jurisdiction where it now is, or proposes to be, engaged in business. Schedule 6.1(a) specifies each jurisdiction in which the Borrower and its Subsidiaries is qualified to do business as a foreign corporation or limited partnership as of the Closing Date.

           (b) Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of each of the Borrower and the other Pledgors is the address specified in the introductory paragraph of this Agreement (other than Essex Company, whose principal place of business and chief executive office is located in Andover, Massachusetts), and the books and records of the Borrower and all of its chattel paper are maintained at, the address of the Borrower specified in the introductory paragraph of this Agreement and the other locations specified in Schedule 6.1(b). Records of the Borrower's Receivables are maintained at the offices specified in Schedule 6.1(b). There is no jurisdiction in which the Borrower has any Collateral valued in excess of $50,000 in the aggregate other than those jurisdictions specified in Schedule 6.1(b).

           (c) Authority. Each of the Borrower and the other Pledgors has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents. All corporate action necessary for the execution, delivery and performance by the Borrower and each other Pledgor of the Loan Documents (including the consent of shareholders where required) has been taken.

           (d) Enforceability. This Agreement is and, when executed and delivered, each other Loan Document to which the Borrower and each other Pledgor is a party will be, the legal, valid and binding obligation of the Borrower or such Pledgor enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) general principles of equity.

           (e) No Conflict. The execution, delivery and performance of each Loan Document by the Borrower and each other Pledgor do not and will not contravene
(i) any of the Governing Documents of the Borrower or such Pledgor, (ii) any Requirement of Law or (iii) any Material Contract, and will not, except as expressly specified herein, result in the imposition of any Liens upon any of its properties.

           (f) Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby or the continuing operations of the Borrower or any of its Subsidiaries following such consummation, except (i) those that have been obtained or made and are specified in Schedule 6.1(f) and
(ii) the filing of financing and termination statements under the Code.

           (g) Subsidiaries; Ownership. As of the Closing Date, the Borrower has no Subsidiaries and owns no capital stock or other equity interests, directly or indirectly, of any other Person except as specified in Schedule 6.1(g). The capital stock of the Borrower and its Subsidiaries is owned by the Persons and in the amounts specified in Schedule 6.1(g). Each Designated Subsidiary and Excluded Existing Subsidiary is designated as such on Schedule 6.1(g).

           (h) Affiliate Transactions. Except as specified in Schedule 6.1(h), neither the Borrower nor any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower or such Subsidiary is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and (ii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

           (i) Financial Data. The Borrower has provided to the Agent complete and accurate copies of audited Financial Statements for the fiscal year ended December 31, 1998. Such statements have been prepared in accordance with accounting principles consistently applied throughout the period involved and fairly present the results of operations and profits and losses of the Borrower for the period covered. Except as specified in such Financial Statements or
Schedule 6.1(i), neither the Borrower nor any of its Designated Subsidiaries has, as of the Closing Date, any Contingent Obligation, or liability for taxes, unrealized losses, unusual forward or long-term commitments or long-term leases, in each case involving an amount in excess of $50,000. During the period from December 31, 1998 to and including the date hereof, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) with a book or fair market value in excess of $1,000,000 in the aggregate for all such sales, transfers or other dispositions. Since December 31, 1998, (i) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect and (ii) none of the capital stock of the Borrower has been redeemed, retired, purchased or otherwise acquired for value by the Borrower.

           (j) Accuracy and Completeness of Information. All data, reports and information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agent, any of the Lenders or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, are true and accurate in all material respects on the date as of which such data, reports and information are dated or certified and not incomplete by omitting to state any material fact necessary to make such data, reports and information not misleading at such time. There are no facts now known to any officer of the Borrower which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and which have not been specified herein, in the Financial Statements, or in any certificate, opinion or other written statement made or furnished by the Borrower to the Agent or any of the Lenders.

           (k) No Joint Ventures or Partnerships. As of the Closing Date, the Borrower is not engaged in any joint venture or partnership with any other Person except as specified in Schedule 6.1(k).

           (l) Corporate and Trade Name. During the past five years, the Borrower has not been known by or used any corporate, trade or fictitious name other than Consolidated Hydro, Inc., CHI and CHI Energy, Inc.

           (m) No Actual or Pending Material Modification of Business. Except as specified in the Business Plan delivered to the Agent on the Closing Date, there exists no actual or, to the best of the Borrower's knowledge, threatened termination, cancellation, limitation, modification or change in or of the business relationship of the Borrower or any of its Subsidiaries with any customer or group of customers whose purchases individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

           (n) No Broker's or Finder's Fees. No broker or finder brought about the obtaining, making or closing of the financial accommodations afforded hereunder or in connection herewith by the Agent or the Lenders. No broker's or finder's fees or commissions will be payable by the Borrower to any Person in connection with the transactions contemplated by this Agreement.

           (o) Investment Company. The Borrower is not an "investment company," or an "affiliated Person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Revolving Credit Loan or the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by this Agreement or the other Loan Documents will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

           (p) Public Utility.

                      (i) Neither the Borrower nor any of its Subsidiaries (by reason of any action or inaction or by reason of the ownership or operation by it or any Affiliate of any Facility or otherwise) is subject to any type of financial, organizational or rate regulation as an Electric Utility or to be regulated as a "public utility company" or a company which is a "holding company" of a "public utility company" subject to registration with the Securities and Exchange Commission or to regulation under PUHCA.

                      (ii) Neither the Agent or the Lenders, nor any of their Affiliates will, solely (i.e., without regard to any other activity or operation) by reason of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby, be or deemed to be, or subject to regulation as a "public utility company" or a company which is a "holding company" of a "public utility company" subject to registration with the Securities and Exchange Commission or to regulation under PUHCA or any other Requirement of Law regulating utilities or independent power procedures.

                      (iii) Each Facility owned by the Borrower or any of its Affiliates on the Closing Date is (A) a "qualifying facility" within the meaning of the PURPA regulations, eligible for the benefit of the exemptions provided by 18 C.P.R. " 292.601 or an "exempt wholesale generator" under the National Energy Policy Act of 1992 or (B) exempt from all regulation under PUHCA.

           (q) Margin Stock. The Borrower does not own any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the proceeds of Revolving Credit Loans will be used only for the purposes contemplated hereunder.

           (r) Taxes and Tax Returns.

                      (i) The Borrower has properly completed and timely filed all income tax returns it is required to file up to and including for the year ended December 31, 1998. The information filed is complete and accurate in all material respects. To the best of the Borrower's knowledge, after due inquiry, all deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations.

                      (ii) Except as specified in Schedule 6.1(r), all taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof have been timely paid (or, if not yet due, adequate reserves therefor have been established) and the Borrower has no liability for taxes in excess of the amounts so paid or reserves so established, except for those outstanding taxes secured by Permitted Liens.

                      (iii) Except as specified in Schedule 6.1(r), (A) no deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against the Borrower and no tax Liens have been filed other than Permitted Liens and (B) there are no pending or threatened audits, investigations or claims for or relating to any liability of the Borrower for taxes and there are no matters under discussion with any Governmental Authority which could result in an additional liability of the Borrower for taxes beyond amounts reserved therefor in accordance with GAAP. Except as is required solely for the use by the Borrower of net operating loss carryforwards, no extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect as of the Closing Date with respect to the Borrower.

                      (iv) As of the Closing Date, the Borrower is not a party to and has no obligations under any written tax sharing agreement or agreement regarding payments in lieu of taxes.

           (s) No Judgments or Litigation. Except as specified in Schedule 6.1(s), no judgments, orders, writs or decrees are outstanding against the Borrower or any of its Subsidiaries or otherwise involving any Facility, nor is there pending or threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower or any of its Subsidiaries or otherwise involving any Facility that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

           (t) Real Property. Except as specified in Schedule 6.1(t), as of the Closing Date, the Borrower does not own or lease any real property.

           (u) Title to Property. The Borrower has (i) good and marketable fee simple title to or valid leasehold interests in all of its real property and
(ii) good and marketable title to all of its other property, in each case free and clear of Liens other than those Liens permitted by Section 7.2(c).

           (v) No Other Indebtedness. After giving effect to the closing of this Agreement and the transactions contemplated hereby, (A) the Borrower and its Subsidiaries have no Indebtedness other than Indebtedness that is permitted under Section 7.2(a) and (B) CHI Finance has no indebtedness, liabilities or Contingent Obligations of any kind except as permitted under Section 7.2(b)(iii).

           (w) Investments; Contracts. Except as specified in the Business Plan or Schedule 6.1(i), neither the Borrower nor any of its Subsidiaries (i) has committed to make any Investment to be paid from Projected Adjusted Consolidated Unrestricted Cash Flow generated after the Availability Expiration Date and involving an amount in excess of $1,000,000 in the aggregate, (ii) is a party to any indenture, agreement, contract, instrument or lease or subject to any charter, by-law or other corporate restriction or any injunction, order, restriction or decree, which would materially and adversely affect its business, operations, assets or financial condition, (iii) is a party to any "take or pay" contract or (iv) has any material contingent or long-term liability, including, without limitation, management contracts (excluding employment contracts of full-time individual officers or employees and severance plans for former officers or employees previously disclosed to the Agent in writing).

           (x) No Defaults. After giving effect to the closing of the transactions contemplated herein, neither the Borrower nor any of its Subsidiaries is in default under any term of any Material Contract or Requirement of Law, which default could reasonably be expected to have a Material Adverse Effect or otherwise cause an Event of Default to occur, nor has the Borrower or any of its Subsidiaries received notice of any such default.

           (y) Rights in Collateral; Priority of Liens. All of the Collateral is owned or leased by the Borrower or the Pledgors, as applicable, free and clear of any and all Liens, other than Permitted Liens. Upon the proper filing of the financing statements and the termination statements specified in Section 5.1(a)(vii), the Liens granted pursuant to the Loan Documents constitute valid and enforceable first, prior and perfected Liens on the Collateral.


           (z) ERISA.

                      (i) Except as specified in Schedule 6.1(z), as of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to any Plan.

                      (ii) The Borrower and each ERISA Affiliate have fulfilled all contribution obligations for each Plan (including obligations related to the minimum funding standards of ERISA and the Internal Revenue Code), and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Internal Revenue Code has been made with respect to any Plan.

                      (iii) No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event. Neither the Borrower or any ERISA Affiliate, nor any fiduciary of any Plan, is subject to any direct or indirect liability with respect to any Plan under any Requirement of Law or agreement.

                      (iv) Neither the Borrower nor any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Plan under Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code.

                      (v) The Borrower and each ERISA Affiliate are in compliance in all respects with any applicable provisions of ERISA with respect to all Plans. There has been no prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code (a "Prohibited Transaction") with respect to any Plan or any Multiemployer Plan. The Borrower and each ERISA Affiliate have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or any Requirement of Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each ERISA Affiliate have not incurred any liability to the PBGC and have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

                      (vi) Each Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS and no event has occurred which would cause the loss of such qualification.

                      (vii) Neither the Borrower nor any ERISA Affiliate has instituted or intends to institute proceedings to terminate any Plan.

           (aa) Intellectual Property. Neither the Borrower nor any of its Subsidiaries has any patents, trademarks, trade names, service marks or copyrights, or any applications therefor or licenses thereof. To the best of the Borrower's knowledge, neither the Borrower nor any of its Subsidiaries has infringed any patent, trademark, service-mark, tradename, copyright, license or other right owned by any other Person by the sale or use of any product, process, method, substance, part or other material presently contemplated to be sold or used, where such sale or use could reasonably be expected to have a Material Adverse Effect and no claim or litigation is pending, or to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries that contests its right to sell or use any such product, process, method, substance, part or other material.

           (bb) Labor Matters. There are no collective bargaining agreements to which the Borrower or any of its Subsidiaries is a party as of the Closing Date. There are no existing or threatened strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which the Borrower or any of its Subsidiaries is a party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

           (cc) Compliance with Environmental Laws. Except as specified in
Schedule 6.1(ac), (i) neither the Borrower nor any of its Subsidiaries is the subject of a judicial or administrative proceeding or investigation relating to the violation of any Environmental Law or asserting potential liability arising from the release or disposal by any Person of any Hazardous Materials, (ii) neither the Borrower nor, to the best of its knowledge after due inquiry, any of its Subsidiaries has filed or received any notice under any Environmental Law concerning the treatment, storage, disposal, spill or release or threatened release of any Hazardous Materials at, on, beneath or adjacent to property owned or leased by it, or the release or threatened release at any other location of any Hazardous Material generated, used, stored, treated, transported or released by or on behalf of the Borrower or any of its Subsidiaries and (iii) the Borrower has no knowledge of any contingent liability of the Borrower or any of its Subsidiaries for any release of any Hazardous Materials, which proceedings, investigations notices and liabilities involve an amount in excess of $1,000,000 in the aggregate.

           (dd) Licenses and Permits. Each of the Borrower and its Subsidiaries has obtained, and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are material to and necessary or advisable for the operation of its business as now conducted and as proposed to be conducted.

           (ee) Material Contracts. Set forth on Schedule 6.1(ae) is a complete and accurate list of all Material Contracts, as of the date hereof, showing the parties, subject matter and term thereof. Each such contract has been duly authorized, executed and delivered by the Borrower or its Subsidiary, as the case may be, and each other party thereto. Each Material Contract is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no continuing default under such contract by any party thereto which would enable any party to terminate the same or be excused from performance thereunder.

           (ff) Business and Properties. The business of the Borrower or any of its Subsidiaries is not affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

           (gg) Business Plan. The Business Plan and the Financial Statements described in Section 6.1(i) delivered to the Agent on the Closing Date were prepared in good faith on the basis of assumptions which were fair in the context of the conditions existing at the time of delivery thereof and projected for the period covered thereby, and, with respect to the Business Plan, represented, at the time of delivery, the Borrower's best estimate of its future financial performance.

           (hh) Pledged Subsidiaries. The Pledged Subsidiaries constitute all Subsidiaries of the Borrower, other than Excluded Existing Subsidiaries, whose capital stock or other equity interests are not subject to restrictions including, without limitation, terms of instruments of Permitted Indebtedness, prohibiting the creation of a Lien thereon in favor of the Agent or the Lenders.

           (ii) Instruments. The Borrower has furnished to the Agent the originals of all letters of credit, promissory notes and other instruments in its favor and such endorsements or assignments required by the Agent, and there exist no other such instruments as of the Closing Date.

           (jj) Survival of Representations. All representations made by the Borrower in this Agreement and in any other Loan Document executed and delivered by it in connection herewith shall survive the execution and delivery hereof and thereof and the closing of the transactions contemplated hereby and thereby.


                                   ARTICLE VII

                            COVENANTS OF THE BORROWER
                            -------------------------


           SECTION VII.1. Affirmative Covenants. Until the satisfaction of all Obligations in full, the termination of the Revolving Credit Commitments and the Agent's obligation to cause to be issued Letters of Credit, and the expiration or full cash collateralization of all Letters of Credit:

           (a) Corporate Existence. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain its corporate existence (if it is a corporation) or its status as a partnership (if it is a partnership), (ii) qualify to transact business as a foreign corporation or partnership where the nature or extent of its business or the ownership of its property requires it to be so qualified and (iii) maintain in full force and effect all licenses, bonds, franchises, leases, trademarks and qualifications to do business, and all patents, contracts and other rights and privileges necessary or advisable to the profitable conduct of its businesses or the performance of its obligations under this Agreement and the other Loan Documents, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

           (b) Maintenance of Property. The Borrower shall, and shall cause each of its Designated Subsidiaries to, keep all property useful, necessary and material to its business in good working order and condition (ordinary wear and tear excepted) as may be required or appropriate.

           (c) Affiliate Transactions. The Borrower shall conduct transactions with its Affiliates on an arm's-length basis or other basis no less favorable to the Borrower than could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Borrower.

           (d) Taxes and other Claims. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge when due (i) all federal, state and local tax assessments and other governmental charges and levies imposed against the Borrower or such Subsidiary or any of its property; and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that any such tax assessment, charge, levy or claim need not be paid if it is being contested, in good faith, by appropriate proceedings diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in accordance with GAAP.

           (e) Government Regulations. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable federal, state, local or foreign laws and regulations, including, without limitation, those relating to environmental matters, employee matters (including the collection, payment and deposit of employees' income, unemployment and social security taxes) and with respect to pension liabilities, except where the failure to comply would not have a Material Adverse Effect.

           (f) Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, maintain adequate insurance on all property and assets of the Borrower or such Subsidiary (including, without limitation, the Collateral) and its Subsidiaries (including, without limitation, the Facilities), including fire, theft, burglary, pilferage, casualty, general liability, worker's compensation, public liability, business interruption, third party property damage and replacement value insurance under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times reasonably satisfactory to the Agent, all of which policies covering (i) the Collateral shall name the Agent as loss payee and (ii) the Facilities (to the extent available) shall name the Agent as an additional insured.

           (g) Books and Records; Inspections. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain adequate books and records (including, without limitation, computer printouts and programs) in accordance with GAAP and otherwise reflecting all financial transactions of the Borrower or such Subsidiary, (ii) maintain books and records (including, without limitation, computer printouts and programs) pertaining to the Collateral in such detail, form and scope as is consistent with good business practice and (iii) provide the Agent and its agents access to the premises of the Borrower or such Subsidiary at any reasonable time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any reasonable time on and after the occurrence of a Default, for the purposes of (A) inspecting and verifying the Collateral, (B) inspecting and copying (at the Borrower's expense) any and all records pertaining thereto, and (C) discussing the affairs, finances and business of the Borrower or any of its Subsidiaries with any officers or directors of the Borrower or any of its Subsidiaries or with the Auditors.

           (h) Notification Requirements. The Borrower shall timely give to each Lender the following notices and other documents:

                      (i) Notice of Defaults. Promptly, and in any event within five Business Days after becoming aware of the occurrence of a Default, a certificate of the chief accounting officer of the Borrower specifying the nature thereof and the Borrower's proposed response thereto, each in reasonable detail.

                      (ii) Proceedings, Adverse Changes and other Events. Promptly, and in any event within ten Business Days after the Borrower becomes aware of any of the following, (A) notice of (I) any proceeding being instituted or threatened to be instituted by or against the Borrower or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) which has or could reasonably be expected to have a Material Adverse Effect, (II) any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect being entered against the Borrower or any of its Subsidiaries or any of its properties or assets, (III) any actual change, development or event including, without limitation, any investigation or proceeding before any Governmental Authority which has had or could reasonably be expected to have a Material Adverse Effect, (IV) a change in the location of any of the Collateral from the places indicated in or permitted by this Agreement or any other Loan Document, or (V) a proposed or actual change of the Borrower's or any of its Designated Subsidiaries' or any Pledgor's name, identity or corporate structure, and (B) a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken with respect thereto by the Borrower or such Subsidiary.

                      (iii) ERISA Notices.

                                 (A) Promptly, and in any event within ten
                      Business Days after a Termination Event has occurred, a written statement of the chief accounting officer of the Borrower describing such Termination Event and any action that is being taken with respect thereto by the Borrower or any ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC;

                                 (B) promptly, and in any event within ten
                      Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Plan subject to the funding requirements of Section 412 of the Internal Revenue Code and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

                                 (C) promptly, and in any event within ten
                      Business Days after receipt by the Borrower or any ERISA Affiliate of the PBGC's intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, a copy of each such notice;

                                 (D) promptly, and in any event within ten
                      Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                                            (I) any Prohibited Transaction which
                                 could subject the Borrower or any ERISA
                                 Affiliate to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
                                 Section 4975 of the Internal Revenue Code in connection with any Plan, or any trust created thereunder,

                                            (II) any cessation of operations (by
                                 the Borrower or any ERISA Affiliate) at a facility in the circumstances described in
                                 Section 4062(e) of ERISA,

                                            (III) a failure by the Borrower or
                                 any ERISA Affiliate to make a payment to a Plan required to avoid imposition of a Lien under
                                 Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code,

                                            (IV) the adoption of an amendment to
                                 a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA or
                                 Section 401(a)(29) of the Internal Revenue
                                 Code, or

                                            (V) any change in the actuarial
                                 assumptions or funding methods used for any Plan, where the effect of such change is materially to increase or reduce the unfunded benefit liability or obligation to make periodic contributions;

                                 (E) promptly upon the request of the Agent,
                      each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any ERISA Affiliate, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any ERISA Affiliate in which any of its personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each such Plan;

                                 (F) promptly upon the filing thereof, copies of
                      any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan, and copies of any standard termination notice or distress termination notice filed with the PBGC in connection with the termination of any Pension Plan;

                                 (G) promptly, and in any event within ten
                      Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan;

                                 (H) promptly, and in any event within ten
                      Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice by the Department of Labor of any penalty, audit, investigation or any purported violation of ERISA with respect to a Plan;

                                 (I) promptly, and in any event within ten
                      Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice by the Internal Revenue Service or the Treasury Department of any income tax deficiency or delinquency, excise tax penalty, audit or investigation with respect to a Plan; and

                                 (J) promptly, and in any event within ten
                      Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that could have a Material Adverse Effect.

                      (iv) Material Contracts. Promptly, and in any event within ten Business Days after (A) any Material Contract is terminated or amended (other than amendments which are ministerial or non-substantive in nature as determined by the Agent in its sole discretion) or (B) any new Material Contract is entered into, a written statement describing such event, with copies of amendments or new contracts, and an explanation of any actions being taken with respect thereto.

                      (v) Environmental Matters. Promptly, and in any event within ten Business Days after receipt by the Borrower or any of its Subsidiaries thereof, copies of each (A) written notice that any violation of any Environmental Law may have been committed or is about to be committed by the Borrower or such Subsidiary, (B) written notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or such Subsidiary alleging violations of any Environmental Law or requiring the Borrower or such Subsidiary to take any action in connection with the release of toxic or Hazardous Materials into the environment, or
           (C) written notice from a Governmental Authority or other Person alleging that the Borrower or such Subsidiary may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Material into the environment or any damages caused thereby, which notices involve an amount in excess of $1,000,000 in the aggregate.

           (i) Casualty Loss. The Borrower shall (i) provide written notice to the Agent, within ten Business Days, of any damage to, the destruction of or any other loss to any asset or property owned or used by the Borrower or any condemnation, confiscation or other taking, in whole or in part, or any use that otherwise diminishes so as to render impracticable or unreasonable the use of such asset or property owned or used by the Borrower together with the amount of the damage, destruction, loss or diminution in value, in each case if the amount involved exceeds $200,000 (a "Casualty Loss") and (ii) diligently file and prosecute its claim or claims for any award or payment in connection with a Casualty Loss.

           (j) Instruments. The Borrower shall furnish to the Agent the originals of all letters of credit, promissory notes and other instruments in its favor and such endorsements or assignments as the Agent may reasonably request.

           (k) Financial Reporting. The Borrower shall deliver to the Agent and each Lender the following:

                      (i) Annual Financial Statements. As soon as available, but not later than one hundred twenty days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 1999, (A) the Borrower's annual audited Financial Statements; (B) to the extent not included in the Financial Statements delivered pursuant to clause (A) above, a comparison in reasonable detail to the prior year's financial statements in form satisfactory to the Agent; (C) the Auditors' unqualified opinion, a "Management Letter" and a statement indicating (I) that, in conducting the audit for such opinion, nothing came to the attention of the Auditors (without making any special examination for the purpose of such statement) causing them to believe that the Borrower was not in compliance with
           Section 8.1, 8.2 or 8.4 insofar as it relates to accounting matters, provided that the Auditors shall not be liable in respect of such statement by reason of any failure to obtain knowledge of any such Default that would not be disclosed in the course of an audit examination conducted in accordance with GAAP and (II) if, in the opinion of the Auditors, any such Default referred to in the foregoing clause (I) shall exist, the nature and status thereof shall be included; and (D) to the extent not included in the Financial Statements delivered pursuant to clause (A) above, a narrative discussion of the Borrower's financial condition and results of operations and the liquidity and capital resources for such fiscal year, prepared by the chief accounting officer of the Borrower.

                      (ii) Quarterly Financial Statements. As soon as available, but not later than sixty days after the end of the first three quarters of each fiscal year of the Borrower, commencing with the first fiscal quarter ending September 30, 1999, quarterly Financial Statements as at the end of such quarter, certified by the chief accounting officer of the Borrower, together with a compliance certificate signed by the chief accounting officer of the Borrower, substantially in the form of Exhibit N hereto, with an attached schedule of calculations demonstrating compliance with the Financial Covenants.

                      (iii) Monthly Revenue Reports. As soon as available, but not later than thirty days after the end of each month, commencing with the month of September 1999, a report setting forth on a Facility-by-Facility basis the power production and the revenues of the Facilities during such month, and otherwise in form satisfactory to the Agent, together with a comparison to the revenues projected in the then-current Business Plan for such month, certified by the chief accounting officer of the Borrower.

                      (iv) Weekly Depository Account and other Statements. On the first Business Day of each week, commencing with the week beginning November 8, 1999, (i) copies of statements reflecting all activity in the Depository Accounts and the Blocked Account during the preceding week, including, without limitation, opening and closing balances, and (ii) a statement of all other bank accounts maintained by the Borrower or its Subsidiaries, substantially in the form of the weekly "Corporate Bank Account Balances" report delivered by the Borrower to Lyon Credit Corporations under the Original Loan Agreement, which report shall list all such accounts by bank, owner, account number and amount on deposit.

                      (v) Excluded Future Subsidiaries. As soon as available, but not later than sixty days after the end of each of the first three fiscal quarters of each fiscal year (or 120 days after the end of each fiscal year) of the Borrower, a certificate of the chief accounting officer of the Borrower (A) identifying each Excluded Future Subsidiary that has had negative cash flow in the preceding fiscal quarter based on the criteria specified in the definition of Projected Adjusted Consolidated Cash Flow and (B) specifying the amount of such negative cash flow.

                      (vi) Projections. Not later than thirty days after the end of each fiscal year of the Borrower, an update (calculated in accordance with Exhibit P) to the cash flow projections contained in, and any other modifications required to maintain the accuracy of, the Business Plan of the Borrower, in form and substance satisfactory to the Required Lenders, for the period commencing with the next fiscal year of the Borrower and covering the period ending on the earlier of the eleventh anniversary of (A) the date thereof and (B) the Availability Expiration Date (which projections shall be prepared on a quarterly basis for the first year of such eleven-year period and on an annual basis thereafter), certified by the chief accounting officer of the Borrower.

                      (vii) Shareholder and SEC Reports. As soon as available, but not later than five days after the same are sent or filed, as the case may be, copies of all financial statements and reports that the Borrower sends to all of its shareholders or files with the Securities and Exchange Commission or any other Governmental Authority.

                      (viii) Other Financial Information. Promptly after the request by the Agent therefor, such additional financial statements and other related data and information as to the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower or any of its Subsidiaries as the Agent may from time to time reasonably request.

           (l) Punctual Payment. The Borrower shall timely pay the principal and interest and any other amount due under this Agreement and the other Loan Documents.

           (m) ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to, (i) maintain each Plan intended to qualify under Section 401(a) of the Internal Revenue Code so as to satisfy the qualification requirements thereof; (ii) contribute, or require that contributions be made, in a timely manner (A) to each Plan in amounts sufficient (I) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Internal Revenue Code, if applicable, (II) to satisfy any other Requirements of Law and (III) to satisfy the terms and conditions of each such Plan, and (B) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements; (iii) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including, without limitation, all applicable statutes, orders, rules and regulations); and (iv) pay in a timely manner, in all material respects, all required premiums to the PBGC. As used in this Section, "Foreign Plan" means a plan that provides retirement or health benefits and that is maintained by, or otherwise contributed to, the Borrower for the benefit of employees outside the United States.

           (n) Environmental Matters. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business so as to comply in all respects with all applicable Environmental Laws in all jurisdictions in which it is doing business including, without limitation, compliance with the terms and conditions of all permits and governmental authorizations, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

           (o) Payment of Dividends and Distributions. Subject to contractual restrictions applicable to Subsidiaries of the Borrower that are in effect on the Closing Date or are contained in instruments of Permitted Indebtedness or the Governing Documents applicable to such Subsidiaries, the Borrower shall cause each of its Subsidiaries (other than Excluded Future Subsidiaries) (i) to declare and pay cash dividends, partnership or similar distributions or similar forms of payment made on account of equity interests, as the case may be, so as to maximize the amount of cash distributable to the Borrower from time to time.

           (p) Certain Subsidiary Guaranties and Pledges. If any Person (i) becomes a wholly owned Subsidiary of the Borrower after the Closing Date, (ii) is a wholly owned Subsidiary of the Borrower whose capital stock or other equity interests are, on the Closing Date, prohibited from being subjected to any Lien in favor of the Agent for the benefit of the Lenders which prohibition thereafter ceases to exist or (iii) is a wholly owned Excluded Existing Subsidiary on the Closing Date and thereafter becomes a Subsidiary that is not an Excluded Existing Subsidiary, then the Borrower shall (A) promptly notify the Agent thereof, (B) within 120 days thereof (or in the case of CHI Canada, Inc., within thirty days thereof), cause the owner of the capital stock or other equity interests of such Subsidiary (other than an Excluded Future Subsidiary), if it is theretofore not a Pledgor, to execute and deliver to the Agent a counterpart of the Guaranty, the Contribution Agreement and the Pledge Agreement and (C) take, and cause such Subsidiary to take, all such further actions and execute all such further documents and instruments as may be required to grant and perfect in favor of the Agent for the ratable benefit of the Lenders, a first priority Lien (or, if such Subsidiary is acquired, a Lien subject to any existing Liens) on all the shares of capital stock or the equity interests of such Subsidiary including, without limitation, the delivery to the Agent, of all such other documents and instruments as the Agent may reasonably request including, without limitation, a Notice in the form of Annex II thereto, duly executed by the applicable Pledgor and Pledged Subsidiary, a Supplement to the Pledge Agreement in the form of Annex III thereto, duly executed by the applicable Pledgor, and an Acknowledgment and Consent in the form attached thereto, duly executed by the applicable Pledged Subsidiary; provided, however, that (I) none of the foregoing requirements shall apply with respect to any Subsidiary that is restricted from entering into the Guaranty or whose shares or other equity interests may not be pledged under the Pledge Agreement based upon restrictions contained in an instrument of Permitted Indebtedness applicable to such Subsidiary and (II) if any such Subsidiary becomes an Excluded Future Subsidiary after the actions specified in clause (B) hereof have been taken, the Agent shall release (x) such Subsidiary from the Guaranty and (y) the capital stock or other equity interests of such Subsidiary from the Lien of the Pledge Agreement, and such Subsidiary shall thereafter cease to be deemed a party to the Contribution Agreement.

           (q) CHI Canada; CHI-Dexter, Inc. and CHI-Black River, Inc.. The Borrower shall, (i) on or before December 31, 1999, cause the capital stock of CHI Canada, Inc. to cease to be subject to any restriction on the creation of a Lien thereon in favor of the Agent and (ii) on or before March 3, 2000, cause each of CHI-Dexter, Inc. and CHI-Black River, Inc. to qualify and become authorized to do business, and to be in good standing, in each jurisdiction in which it is or proposes to be engaged in business.

           (r) Solvency. The Borrower shall, and shall cause each of its Designated Subsidiaries to, maintain a Solvent Condition at all times.

           (s) Further Assurances. The Borrower shall take all such further actions and execute all such further documents and instruments as the Agent may at any time determine in its reasonable discretion to be necessary or desirable to carry out and consummate the transactions contemplated by the Loan Documents and to perfect or protect the Liens (and the priority status thereof) of the Agent on the Collateral.

           SECTION VII.2. Negative Covenants. Until the satisfaction of all Obligations in full, the termination of the Revolving Credit Commitments and the Agent's obligation to cause to be issued Letters of Credit, and the expiration or full cash collateralization of all Letters of Credit:

           (a) Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

           (b) Contingent Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur, assume, or suffer to exist any Contingent Obligation, other than (i) Contingent Obligations that constitute Permitted Indebtedness, (ii) Contingent Obligations incurred in the ordinary course of business and of a type consistent with the Borrower's or such Subsidiary's prior practices and not exceeding $1,000,000 in the aggregate at any time, (iii) Contingent Obligations arising under guaranties or indemnities incurred in connection with the acquisition, sale or financing of assets or property, if such acquisition, sale or financing is otherwise permitted hereunder (other than any Contingent Obligations with respect to Non-Recourse Debt unless such Contingent Obligations are included in the definition of Non-Recourse Debt), in each case so long as such Contingent Obligations are not required by GAAP to be disclosed on the Borrower's or such Subsidiary's financial statements or in any financial statement or report delivered by the Borrower or such Subsidiary to its shareholders or to the Securities and Exchange Commission, or (iv) Contingent Obligations specified in
Schedule 7.2(b) hereto.

           (c) Liens, etc. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on or with respect to any of its assets or any interest therein of any character whether now owned or hereafter acquired other than Permitted Liens. If, notwithstanding the foregoing provision of this Section, the Borrower or any of its Subsidiaries creates, assumes or suffers to exist any Lien (other than a Permitted Lien) on its property or assets (including, without limitation, property which is acquired after the date hereof) not expressly permitted by this Section, the Borrower will, or will cause such Subsidiary to, simultaneously therewith make effective provision to secure the Obligations equally and ratably with all other indebtedness so secured (but shall not take any steps to secure such other indebtedness equally and ratably with the Obligations) and will promptly provide written notice thereof to the Agent. Nothing in this subsection is intended to relieve the Borrower from its obligations set forth in the first sentence of this Section.

           (d) Consolidation and Merger. The Borrower will not, and will not permit any of its Designated Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or agree to do any of the foregoing at any future time, except (i) any wholly-owned Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly-owned Subsidiaries of the Borrower and (ii) any group of wholly-owned Subsidiaries of the Borrower may be merged or consolidated with or into each other, provided that, (A) if the Borrower is a party to such merger or consolidation, it shall be the continuing or surviving corporation and its Tangible Net Worth shall, immediately after giving effect to such merger or consolidation, not be reduced as a result thereof and (B) if a Pledgor or a Pledged Subsidiary and another Subsidiary of the Borrower that is not a Pledgor or a Pledged Subsidiary are the parties to such merger or consolidation, such Pledgor or Pledged Subsidiary shall be the continuing or surviving corporation (unless, in the case that a non-Pledgor is a party to such merger or consolidation, it simultaneously therewith becomes a Pledgor and a party to the Guaranty) and its Tangible Net Worth shall, immediately after giving effect to such merger or consolidation, not be reduced as a result thereof.

           (e) Corporate Changes, etc. Except to the extent otherwise expressly permitted under this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, (A) amend, alter or modify its Governing Documents or its corporate or capital structure or status in a manner that could reasonably be expected to have a Material Adverse Effect or (B) except in the case of the Borrower or any Excluded Future Subsidiary, issue any capital stock or warrants, options or rights to purchase capital stock.

           (f) Change of Business. Except to the extent otherwise expressly permitted under this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, make any material change in the nature of its business as carried on at the date hereof or enter into any new type of business except as specified in the Business Plan delivered to the Agent under Section 5.1(a)(xvi).

           (g) Sales, etc. of Assets. The Borrower will not, and will not permit any of its Designated Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except for the sale or other disposition of (i) water from its impoundments at rates that compensate for any lost power production revenues, to the extent required under local or state law or ordinances and permitted under the permits and licenses governing a Facility,
(ii) inventory and spare parts and other assets not necessary to the conduct of its business which are sold or otherwise disposed of in the ordinary course of business, (iii) assets (A) the costs of operation or maintenance of which are, in the reasonable determination of the Agent, greater than the revenues related thereto or (B) which are specified in Schedule 7.2(g), the proceeds of which shall be applied in accordance with the provisions of Section 2.13(b)(i), (iv) equipment, if the proceeds thereof are used within thirty days of receipt thereof to purchase replacement equipment of equal or greater value to the extent permitted under Section 2.13(b)(i), (v) assets by Persons that become Subsidiaries of the Borrower after the Closing Date if the Borrower shall have given the Agent evidence satisfactory to the Agent that the net present value of the amount to be paid for the assets sold exceeds the net book value or the net present value thereof, the proceeds of which shall be deposited in the Depository Accounts and applied in accordance with the provisions of Section 2.15(a) and (b), (vi) the assets or capital stock or other equity interests of an Excluded Future Subsidiary if (A) written notice of such sale or other disposition shall have been given by the Borrower to the Agent not less than fifteen days before such sale or other disposition and (B) the Borrower shall have given the Agent evidence satisfactory to the Agent that the net present value of the amount to be paid for such assets or equity interests exceeds the net book value or the net present value thereof, (vii) assets identified in writing to the Agent at least ten days before sale, that are to be sold for their fair market value in cash, not to exceed $200,000 in the aggregate in any fiscal year, the proceeds of which shall be applied in accordance with the provisions of Section 2.15(a) and (b), (viii) assets (A) to a Pledgor or (B) by a Subsidiary of the Borrower that is not a Pledgor or a Pledged Subsidiary to another Subsidiary of the Borrower, (ix) assets by CHI Finance to any Person that becomes, by operation of law or otherwise, a party to the Guaranty simultaneously with its acquisition of such assets and (x) emissions offsets or other emissions reductions credits to the extent they are not required for the operation of the Facilities under applicable Requirements of Law.

           (h) Cancellation of Debt. The Borrower will not, and will not permit any of its Subsidiaries, other than Excluded Future Subsidiaries, to, cancel any claim or debt owed to it, except (i) for consideration in the ordinary course of business, (ii) cancellation of debt from a Pledgor to a Subsidiary of the Borrower that is not a Pledgor, (iii) cancellation of debt that occurs by operation of law in a transaction permitted under Section 7.2(d) and (iv) cancellation of debt owed by a Subsidiary of the Borrower whose continued existence is not required under Section 7.1(a).

           (i) Loans to Other Persons. The Borrower will not, and will not permit any of its Subsidiaries, other than Excluded Future Subsidiaries, to, make any loan or otherwise advance any credit to any Person, except for loans and advances (i) constituting Permitted Investments and (ii) made in the ordinary course of business in an amount not exceeding $50,000 as to any Person, and $250,000 as to all Persons, outstanding at any one time.

           (j) Dividends, Stock Redemptions, Exchange, etc. The Borrower will not, directly or indirectly, declare or pay any dividends on, or purchase, redeem or retire any shares of any class of its capital stock (other than the retirement of shares of the Borrower's Class B Common Stock upon the conversion of such shares into shares of the Borrower's Class A Common Stock), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of its capital stock or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower other than (i) dividends payable in shares of its common stock and (ii) so long as no Default exists or would result therefrom (A) exchanges of capital stock of the Borrower for capital stock of an Affiliate of the Borrower and (B) the repurchase of capital stock of the Borrower, or warrants, options or rights therefor (including, without limitation, employee stock options) not to exceed $100,000 in the aggregate for each fiscal year of the Borrower commencing with the fiscal year of the Borrower ending December 31, 1998 ("Permitted Distributions"), provided that any amount of Permitted Distributions that is not made by the Borrower in any fiscal year may be carried forward to future fiscal years.

           (k) Investments. The Borrower will not, and will not permit any of its Subsidiaries, other than Excluded Future Subsidiaries, to, directly or indirectly, make or hold any Investment in any Person (whether in cash, securities or other property of any kind) other than Permitted Investments.

           (l) CHI Finance. The Borrower will not permit CHI Finance to, directly or indirectly, create, incur, assume or suffer to exist any indebtedness, liabilities or Contingent Obligations except as permitted under
Section 7.2(b)(iii).

           (m) Fiscal Year. The Borrower will not change its fiscal year from a year ending on December 31.

           (n) Accounting Changes. The Borrower will not at any time make or permit any change in accounting policies or reporting practices, except as required or permitted by GAAP.

           (o) No Prohibited Transactions Under ERISA. The Borrower will not, and will not permit any of its ERISA Affiliates to, directly or indirectly:

                      (i) engage in any prohibited transaction which could reasonably be expected to result in a civil penalty or excise tax described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                      (ii) permit to exist with respect to any Pension Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

                      (iii) terminate any Pension Plan where such event would result in any liability of the Borrower or any ERISA Affiliate under Title IV of ERISA;

                      (iv) fail to make any required contribution or payment to any Multiemployer Plan;

                      (v) fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

                      (vi) amend a Pension Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under
           Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code; or

                      (vii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA.

           (p) Unusual Terms of Sale. The Borrower will not, and will not permit any of its Designated Subsidiaries to, sell any material goods or services to customers on consignment terms or on any other unusual terms of sale that are not in the ordinary course of business or in accordance with prior practice.

           (q) Prepayments and Amendments of Material Contracts. Except as specified in Schedule 7.2(q), the Borrower will not, and will not permit any of its Subsidiaries, other than Excluded Future Subsidiaries, to, (i) prepay (except (A) as required under the terms of the governing instrument or (B) in the case of prepayments by Subsidiaries, to allow or accelerate distributions to the Borrower), redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, other than the prepayment of the Loans in accordance with the terms of this Agreement, or (ii) amend, modify, cancel or terminate, or permit the amendment, modification, cancellation or termination of, any of the Material Contracts, except in the event that any such amendment, modification, cancellation or termination could not reasonably be expected to have a Material Adverse Effect.

           (r) Leases. The Borrower will not, and will not permit any of its Subsidiaries, other than Excluded Future Subsidiaries, to, enter into or permit to remain in effect (i) any agreements to rent or lease any real or personal property except for (A) leases existing on the date hereof and specified in
Schedule 7.2(r), and replacement leases for the same or comparable assets at prevailing market rates, (B) leases in connection with Facilities whose acquisition or expansion is otherwise permitted hereunder, (C) leases permitted under Section 7.2(s) and (D) other leases entered into in the ordinary course of business of the Borrower and its Subsidiaries, provided that the aggregate amount of all payments by the Borrower and its Subsidiaries for all such leases (other than leases permitted under clause (ii) hereof) under this clause (D) during any twelve-month period commencing on or after the Closing Date shall not exceed $500,000 or (ii) any agreements to rent or lease as lessee any personal property for a period in excess of three years other than in connection with any Facility site lease renewal or any Facility site leases executed in connection with Facilities developed after the Closing Date to the extent permitted under the Business Plan.

           (s) Leasebacks. The Borrower will not, and will not permit any of its Subsidiaries, other than Excluded Future Subsidiaries, to, enter into any arrangement with any lender or investor providing for the leasing to the Borrower or such Subsidiary of any property (i) which at the time has been or is to be sold or transferred by the Borrower or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Borrower or such Subsidiary; or (ii) which has been or is being acquired from another Person by such lender or investor or, if real property, on which one or more buildings have been or are to be constructed by such lender or investor, for the purpose of leasing the same to the Borrower or such Subsidiary except for (A) leasebacks existing on the date hereof and specified in Schedule 7.2(s), and leases of the same property from other owners and (B) leasebacks which would constitute Non-Recourse Debt if the related lease obligations constituted Indebtedness.

           (t) Purchase or Sale Agreements. The Borrower will not, and will not permit any of its Subsidiaries, other than Excluded Future Subsidiaries, to, enter into or be a party to any contract for the purchase or use of materials, supplies or other property or for the performance of services if such contract requires that payment for such materials, supplies or other property or the use thereof, or for such services, shall be made by the Borrower or such Subsidiary regardless of whether or not delivery is ever made of such materials, supplies or other property, or such services are performed.

           (u) Blocked Account and Depository Account Agreements. The Borrower will not, and will not permit CHI Finance to, amend, modify or change, or consent or otherwise agree to any amendment, modification or change to, the Blocked Account Agreement or the Depository Account Agreement, except as provided therein.

           (v) Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its assets, except for (i) restrictions in existence on the Closing Date in connection with Existing Indebtedness, and (ii) similar types of restrictions which may be incurred with respect to Permitted Indebtedness.

           (w) Use of Proceeds. The Borrower will not use any portion of the proceeds of any Revolving Credit Loan in violation of Section 2.1(c) or for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of such Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.

           (x) Limitation on Actions Affecting Public Utility Regulation.

                      (i) The Borrower will not, and will not permit any of its Subsidiaries to, take or fail to take any action if, as a direct consequence thereof, the Borrower or any of its Subsidiaries (other than CHI Power Marketing, Inc.) would be, or be deemed to be, subject to any financial, organizational or rate regulation as an Electric Utility or to be regulated as a "public utility company" or a company which is a "holding company" or a "public utility company" subject to registration with the Securities and Exchange Commission or to regulation under PUHCA.

                      (ii) The Borrower will not, and will not permit any of its Subsidiaries to, take or fail to take any action if, (A) as a sole result of such action or inaction or (B) as a result of such action or inaction in combination with other events, including, without limitation, events that do not involve the Borrower or any of its Subsidiaries (provided that the Agent or any of the Lenders has given prior written notice to the Borrower of such other events), the Agent or any of the Lenders would be "a public utility company" or a company which is a "holding company" of a "public utility company" or otherwise be subject to registration with the Securities and Exchange Commission or to regulation under PUHCA or any other Requirement of Law regulating utilities or independent power producers, provided that it shall not be a violation of this Section if as a result of the exercise of its remedies hereunder or under applicable law the Agent or any of the Lenders obtains control of any Facility and thus becomes subject to regulation as the owner of a "qualifying facility" as defined under the PURPA regulations, or as an "exempt wholesale generator" as defined under the National Energy Policy Act of 1992.

           (y) Limitation on Dividend and Other Payment Restrictions. Except to the extent required under the terms of the instruments of Permitted Indebtedness or Requirements of Law applicable to the Borrower or any of its Subsidiaries, the Borrower will not create or otherwise cause or suffer to exist or become effective any restriction of any kind on the ability of any of its Subsidiaries to (i) pay dividends or make any other distributions permitted by applicable law on any capital stock of such Subsidiary or any other Subsidiary of the Borrower,
(ii) pay any Indebtedness owed to the Borrower or any other Subsidiary of the Borrower, (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower.

           (z) Bank Accounts, etc. Neither the Borrower nor any of its Subsidiaries will maintain any checking, savings or other account at any bank or other financial institution, or any other account where money or securities may be deposited or maintained with any other Person other than the Blocked Account, the Depository Accounts, the L/C Cash Collateral Account, any account maintained by an Excluded Future Subsidiary, payroll accounts, the accounts specified in
Schedule 7.2(z) and any other accounts which are disclosed by the Borrower to the Agent in the weekly reports delivered to the Agent under Section 7.1(k)(iv).

                                  ARTICLE VIII

                               FINANCIAL COVENANTS
                               -------------------


           Until the satisfaction of all Obligations in full, the termination of the Revolving Credit Commitments and the Agent's obligation to cause to be issued Letters of Credit, and the expiration or cash collateralization in full of all Letters of Credit:

           SECTION VIII.1. Tangible Net Worth. The Tangible Net Worth of the Borrower shall not be less than $45,000,000 at any time.

           SECTION VIII.2. Capital Expenditures. The amount of the Borrower's and its Subsidiaries' aggregate Capital Expenditures made or committed to be made (to the extent such commitments are required to be recorded as capital expenditures in accordance with GAAP) in any fiscal year with respect to Facilities owned by the Borrower or any of its Affiliates on the Closing Date, other than Capital Expenditures (i) required to be made by the FERC or ordered to be made by any other Regulatory Authority, (ii) made for the purpose of repairing or rebuilding, substantially to their pre-existing condition, Facilities which are damaged or destroyed by an act of nature or as the result of any unforeseeable event, whether or not covered by insurance, (iii) made or committed to be made (to the extent such commitments are required to be recorded as capital expenditures in accordance with GAAP) from the proceeds of Permitted Indebtedness or the sale of capital stock or other equity interests of the Borrower or any of its Affiliates (to the extent permitted under the Loan Documents) and (iv) made or committed to be made (to the extent such commitments are required to be recorded as capital expenditures in accordance with GAAP) from proceeds maintained in reserve or restricted accounts in accordance with prior practices, which, in the case of Capital Expenditures of the type specified in clause (ii), (iii) or (iv) above, to the extent such Capital Expenditures exceed the amounts of Capital Expenditures projected in the Business Plan to be made with proceeds from such sources, shall be made only upon prior written notice to the Agent and shall not exceed the amount set forth below opposite such fiscal year:

Fiscal Year                                  Amount
-----------                                  ------
2000                                       $2,781,000
2001                                       $2,119,000
2002                                       $2,169,000
2003                                       $2,126,000
2004                                       $2,196,000
2005                                       $2,268,000
2006                                       $2,341,000

provided that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any such amount, if not expended during a fiscal year for which it is permitted above, may be carried over for expenditure in subsequent fiscal years.

           SECTION VIII.3. Post-Availability Expiration Date Expenditures. Commencing on the Availability Expiration Date, (a) the Borrower will not, and will not permit any of its Subsidiaries, other than Excluded Future Subsidiaries, to, make any expenditures, from proceeds of Collections or otherwise, for business development or general and administrative expenses except as specified in the Business Plan for the period covered thereby and (b) the release of funds to the Depository Accounts (with the allocation of such funds between the two Depository Accounts to be made in the reasonable discretion of the Borrower) from the Blocked Account under Section 2.10(c)(i) shall be limited to the amounts authorized in the preceding clause (a).

           SECTION VIII.4. Projected Minimum Coverage Ratio. The Projected Minimum Coverage Ratio shall not be less than 1.15 to 1.00 as of December 31 of any year.


                                   ARTICLE IX

                                EVENTS OF DEFAULT
                                -----------------


           SECTION IX.1. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default":

           (a) the Borrower shall fail to pay any principal, interest, fees, expenses or other Obligations within five days of the date when due, except with respect to the last payments of principal, interest or fees due hereunder (including, without limitation, upon acceleration), which shall be payable on the date when due (or on the date of acceleration); or

           (b) the Borrower or any of its Subsidiaries shall fail to perform or observe

                      (i) any term, condition, covenant or agreement contained in Section 7.1(a), (b), (d), (e), (j), (k), (m) or (n) more than thirty days after the earlier of (A) the date on which any officer of the Borrower or such Subsidiary knew or reasonably should have known of such failure in the ordinary course of his or her responsibilities and (B) the date on which the Agent notified the Borrower and such Subsidiary in writing of such failure, provided that, if (I) such failure is capable of being cured within such thirty-day period and
           (II) the Borrower or such Subsidiary initiates a cure thereof within such period, it shall not become an Event of Default unless it continues to exist on the earlier of (x) the Borrower or such Subsidiary has ceased to attempt diligently (in the reasonable judgment of the Agent) to cure such failure, and (y) ninety days after the initial occurrence of such failure; or

                      (ii) the covenant contained in Section 8.4 by March 31 of any year with respect to the preceding December 31; or

                      (iii) any other term, condition, covenant or agreement contained in this Agreement or any other Loan Document to which it is a party (except as provided in Section 9.1(a), (b)(i) or(b)(ii)), provided that, if such failure (A) was unintentional, (B) could not reasonably be expected to have a Material Adverse Effect and (C) is capable of being cured within thirty days, it shall not become an Event of Default unless it continues to exist at the end of such thirty-day period; or

           (c) the Borrower or any Designated Subsidiary (other than any Subsidiary whose continued existence is not required under Section 7.1(a)) shall dissolve, wind up or otherwise cease to conduct its business except as permitted under Section 7.2(d); or

           (d) the Borrower or any Designated Subsidiary shall become the subject of (i) an Insolvency Event as set forth in clause (e) of the definition of Insolvency Event that is not resolved or dismissed within sixty days or (ii) any Insolvency Event except as set forth in clause (e) of the definition of Insolvency Event; or

           (e) the Borrower or any of its Subsidiaries, other than Excluded Future Subsidiaries, (i) shall fail to pay any Indebtedness (other than Non-Recourse Debt)in an aggregate amount in excess of $250,000 (other than the Indebtedness hereunder) including, without limitation, any interest or premium thereon, when due (whether at scheduled maturity (taking into account all cure periods) or by required prepayment, acceleration, demand or otherwise), or (ii) shall otherwise be in breach or default in any of its obligations under any agreement with respect to any such Indebtedness, if the effect of such breach, default or failure to pay is to cause such Indebtedness to become due or redeemed or permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to declare such Indebtedness due or require such Indebtedness to be redeemed prior to its stated maturity; or

           (f) any representation or warranty made by the Borrower or any of its Subsidiaries under or in connection with any Loan Document, Financial Statement or certificate delivered in connection therewith (i) shall prove to have been incorrect in any respect when made or deemed made in the case of the representations and warranties contained in Section 6.1(m), (s), (x), (ab), (ac) or (af), or (ii) shall prove to have been materially incorrect when made or deemed made in the case of any of the other representations or warranties of the Borrower under the Loan Documents; or

           (g) one or more federal tax liens (other than Permitted Liens) for more than $100,000 shall be filed of record against the Borrower or any of its Subsidiaries and shall not be stayed, bonded or discharged within thirty days; or

           (h) a Change of Control shall have occurred; or

           (i) one or more judgments or orders for the payment of money in excess of $500,000 in the aggregate (other than judgments and orders that are fully covered by insurance and with respect to which the insurance company has accepted liability) shall be rendered against the Borrower or any of its Subsidiaries, other than Excluded Future Subsidiaries, and shall not be stayed, vacated, bonded or discharged within thirty days; or

           (j) any covenant, agreement or obligation of the Borrower or any of its Subsidiaries contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms and the Borrower or such Subsidiary shall not have provided a substitute therefor which is reasonably acceptable to the Agent within ten days of written notice thereof to the Borrower; the Borrower or any of its Subsidiaries shall deny or disaffirm its obligations under any of the Loan Documents or any Lien granted in connection therewith; or any Lien granted on any of the Collateral shall be determined to be void, voidable or invalid, is subordinated or is not given the priority contemplated by this Agreement or the Pledge Agreement and the Borrower or such Subsidiary shall have not provided substitute collateral therefor of a type, with a value, and under documentation in form and substance reasonably acceptable to the Agent within ten days of written notice thereof to the Borrower; or

           (k) the Auditors shall deliver a Qualified opinion on the Borrower's Financial Statements; or

           (l) the occurrence of any event that could reasonably be expected to have a Material Adverse Effect if such event continues to exist more than ten days after the date on which the Agent notified the Borrower in writing of such event.

           SECTION IX.2. Acceleration and Cash Collateralization. Upon the occurrence and during the continuance of an Event of Default, the Agent may or, upon the request of the Required Lenders, the Agent shall:

           (a) Acceleration. Declare all Obligations immediately due and payable by written notice to the Borrower (except with respect to any Event of Default with respect to the Borrower specified in Section 9.1(d), in which case the Obligations shall automatically become immediately due and payable without presentment, demand, protest or any other action or obligation of the Agent or any of the Lenders except as stated in this subsection.

           (b) Termination of Commitment. Declare the Revolving Credit Commitments, or the Agent's obligations to use its best efforts to cause to be issued Letters of Credit, immediately terminated (except with respect to any Event of Default with respect to the Borrower specified in Section 9.1(d), in which case such Commitments and obligation shall automatically terminate) and, at all times thereafter, any Revolving Credit Loans made by a Lender or Letters of Credit caused to be issued by the Agent pursuant to this Agreement shall be in such Lender's or the Agent's sole and absolute discretion.

           (c) Blocked and Depository Accounts. Notify the Blocked Account Bank and the Depository Account Bank to deliver to the Agent for application to the outstanding Obligations all amounts on deposit in the Blocked Account or the Depository Accounts.

           (d) Cash Collateralization. With respect to all Letters of Credit outstanding at the time of an acceleration pursuant to Section 9.2(a), or within thirty days thereof in the case of an acceleration based solely upon an Event of Default specified in Section 9.1(b) as it relates to a failure to perform any term, covenant or agreement in Section 7.1(a), (b), (d), (e), (j), (m), (n) or
(o), require the Borrower to deposit in the L/C Cash Collateral Account an amount equal to the aggregate then undrawn amount of the outstanding Letters of Credit. Amounts held in the L/C Cash Collateral Account shall be under the sole dominion and control of the Agent and shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in the L/C Cash Collateral Account, after all such Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Obligations in respect of Letters of Credit shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in the L/C Cash Collateral Account shall be returned to the Borrower.

           SECTION IX.3. Other Remedies. In addition to those remedies set forth in Section 9.2, upon the occurrence and during the continuance of an Event of Default, the Agent shall have all rights and remedies with respect to the Obligations and the Collateral under the Code, other applicable laws and the Loan Documents, and the Agent may do any or all of the following:

           (a) have full access to all documents, instruments, files and records (including the copying of any computer records) relating to the Receivables of the Borrower or use (at the expense of the Borrower) such supplies or space of the Borrower at the Borrower's places of business necessary to administer and collect its Receivables, other than Restricted Receivables;

           (b) accelerate or extend the time of payment, compromise, issue credits, or bring suit on the Receivables, other than Restricted Receivables, of the Borrower (in the name of the Borrower or the Agent) and otherwise administer and collect such Receivables;

           (c) sell, assign and deliver the Receivables of the Borrower, other than Restricted Receivables, and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law;

           (d) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and

           (e) make any payment or take any other action necessary or desirable to protect or preserve any Collateral, any of the Facilities or any other aspect of the business of the Borrower or any of its Subsidiaries including, without limitation, the maintenance of permits, rights of way, easements and licenses relating to the Facilities or otherwise to the business activities of the Borrower and paying on behalf of the Borrower or such Subsidiary insurance premiums, tax obligations or any other liabilities which, if unpaid, could result in the creation of a Lien on any of the Collateral or reasonably be expected to have a Material Adverse Effect, all of which payments shall be Obligations and secured by the Collateral, provided that nothing herein shall be deemed to create any obligation on the part of the Agent to make any of the foregoing payments or to take any other action.

To the extent permitted by applicable law, the Agent may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by the Borrower. If notice of intended disposition of any Collateral is required by law, it is agreed that five Business Days' notice shall constitute reasonable notification. The Borrower will assemble the Collateral and make it available to the Agent at such locations as the Agent may specify, whether at the premises of the Borrower or elsewhere, and will make available to the Agent the premises and facilities of the Borrower for the purpose of the Agent's taking possession of or removing the Collateral or putting the Collateral in saleable form.

           SECTION IX.4. License for Use of Software and Other Intellectual Property. Unless expressly prohibited by any licensor thereof, the Agent is hereby granted a license to use all computer software programs, data bases, processes and materials used by the Borrower in connection with its businesses or the Collateral. The Agent agrees not to use any such license prior to the occurrence of an Event of Default without giving the Borrower prior notice thereof.

           SECTION IX.5. No Marshalling; Deficiencies; Remedies Cumulative. The Borrower waives any right to require the Agent to marshal any Collateral or otherwise to compel the Agent to seek recourse against or satisfaction of the Obligations from one source before seeking recourse or satisfaction from another source. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral (after deducting all of the Agent's expenses related thereto) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in such order as the Agent may elect. The Borrower shall remain liable to the Agent and the Lenders for any deficiencies and the Agent and the Lenders in turn agree to remit to the Borrower or its successors or assigns any surplus resulting therefrom. The foregoing remedies are not intended to be exhaustive and the full or partial exercise of any of them shall not preclude the full or partial exercise of any other available remedy under this Agreement, under any other Loan Document, at equity or at law.

           SECTION IX.6. Defense of Collateral; Continuation of Liens; Further Assurances. The Borrower shall defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein, other than Permitted Liens. The Borrower agrees to comply with the requirements of all state and federal laws to grant to and continue in favor of the Agent for the ratable benefit of the Lenders valid and perfected first security interests in the Collateral. The Borrower agrees, from time to time, at the Agent's request, to file notices of Liens, financing statements, and amendments, renewals and continuations thereof, and cooperate with the Agent's representatives, in connection with the continued perfection and protection of the Collateral. The Borrower shall do all things and shall deliver all instruments reasonably requested by the Agent to protect or perfect any security interest, pledge, mortgage or lien given hereunder including, without limitation, financing statements under the Code. The Borrower authorizes the Agent (i) to execute alone any financing statement or other documents or instruments that the Agent may reasonably require to perfect, protect or establish any Lien or security interest hereunder, (ii) to sign the Borrower's name on the same and (iii) to file this Agreement or any copy thereof as a financing statement, where permitted by law. The Borrower appoints such Person or Persons as the Agent may designate as its attorney-in-fact and upon the occurrence and continuance of an Event of Default, such attorney-in-fact may endorse the name of the Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of either the Agent or any Affiliate of the Agent to sign the Borrower's name on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules and, generally, to do all things necessary to carry out this Agreement. Upon the occurrence and continuance of an Event of Default, such attorney-in-fact may notify the post office authorities to change the address of delivery of mail to the then existing address of the Borrower to an address designated by the Agent, and open and dispose of mail addressed to the Borrower. The powers granted herein, being coupled with an interest, are irrevocable, and the Borrower approves and ratifies all acts of the attorney-in-fact. Neither the Agent nor the attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as such act, omission, error or mistake does not constitute intentional misconduct or gross negligence.

                                    ARTICLE X

                                    THE AGENT
                                    ---------


           SECTION X.1. Appointment of Agent.

           (a) Each Lender hereby designates HUB as its Agent and irrevocably authorizes the Agent to take action on such Lender's behalf under the Loan Documents as is provided herein and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto. The Agent may perform any of its duties by or through its agents or employees.

           (b) Other than the Borrower's rights under Section 10.9, the provisions of this Article X are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. The Agent shall act solely as agent of the Lenders and assumes no obligation toward or relationship of agency or trust with or for the Borrower.

           SECTION X.2. Nature of Duties of Agent. The Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature. The Agent does not have a fiduciary relationship in respect of any Lender or any participant of any Lender.

           SECTION X.3. Lack of Reliance on Agent.

           (a) Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of the Borrower in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower, and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Revolving Credit Loans or the issuance of the Initial Letter of Credit or at any time or times thereafter.

           (b) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the Notes or the financial or other condition of the Borrower. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes, or the financial condition of the Borrower, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

           SECTION X.4. Certain Rights of the Agent. The Agent may request instructions from the Required Lenders at any time. If the Agent requests instructions from the Required Lenders with respect to any action or inaction, the Agent shall be entitled to await instructions from the Required Lenders before such action or inaction. No Lender shall have any right of action based upon the Agent's action or inaction in response to instructions from the Required Lenders.

           SECTION X.5. Reliance by Agent. The Agent may rely upon written or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper person. The Agent may obtain the advice of legal counsel (including counsel for the Borrower with respect to matters concerning the Borrower), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.

           SECTION X.6. Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Agent to the extent of its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from the Agent's gross negligence or willful misconduct. The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations.

           SECTION X.7. The Agent in Its Individual Capacity. In its individual capacity, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein. The terms "Lenders," "Required Lenders," "holders of Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders hereby acknowledge that (i) HUB has certain lending relationships with Subsidiaries of the Borrower and (ii) the Borrower has agreed to pay to HUB, for its own account, certain fees in connection with the issuance of Letters of Credit from time to time by HUB for the account of the Borrower or its Subsidiaries.

           SECTION X.8. Holders of Notes. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

           SECTION X.9. Successor Agent.

           (a) The Agent may, upon ten Business Days' notice to the Lenders and the Borrower, resign by giving written notice thereof to the Lenders and the Borrower. The Agent's resignation shall be effective upon the appointment of a successor Agent.

           (b) Upon receipt of the Agent's resignation, the Required Lenders may appoint a successor Agent which shall also be a Lender. Unless an Event of Default shall have occurred and be continuing at the time of such appointment, any successor Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld and shall be delivered to the Required Lenders within ten Business Days after the Borrower's receipt of notice of a proposed successor Agent. If a successor Agent has not accepted its appointment within fifteen Business Days, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent in compliance with the preceding sentence.

           (c) Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of this Article X for any action or inaction while it was Agent.

           SECTION X.10. Collateral Matters.

           (a) The Agent is authorized to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Credit Commitments, expiration of all outstanding Letters of Credit and payment and satisfaction of all of the Obligations, (ii) required to be delivered from permitted sales of Collateral hereunder, if any, upon receipt of the proceeds or
(iii) if the release can be and is approved by the Required Lenders. The Agent may request and the Lenders will provide confirmation of the Agent's authority to release particular types or items of Collateral.

           (b) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days' prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any other Pledgor in respect of) all interests retained by the Borrower or any Pledgor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

           (c) The Agent shall have no obligation to assure that the Collateral exists or is owned by the Borrower or any other Pledgor, that such Collateral is cared for, protected or insured, or that the Liens on the Collateral have been created, perfected or have any particular priority. With respect to the Collateral, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and it shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

           SECTION X.11. Actions with Respect to Defaults. In addition to the Agent's right to take actions on its own accord as permitted under this Agreement, the Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders. Until the Agent shall have received such directions, the Agent may act or not act as it deems advisable and in the best interests of the Lenders.

           SECTION X.12. Delivery of Information. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Borrower, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.


                                   ARTICLE XI

                               GENERAL PROVISIONS
                               ------------------


           SECTION XI.1. GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

           SECTION XI.2. SUBMISSION TO JURISDICTION. ALL DISPUTES AMONG THE BORROWER AND THE LENDERS (OR THE AGENT ACTING ON THEIR BEHALF), WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE AGENT ON BEHALF OF THE LENDERS SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN ANY LOCATION REASONABLY SELECTED BY THE AGENT IN GOOD FAITH TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE LENDERS (OR THE AGENT ACTING ON THEIR BEHALF). THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE LENDERS (OR THE AGENT ACTING ON THEIR BEHALF) HAVE COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

           SECTION XI.3. SERVICE OF PROCESS. THE BORROWER HEREBY IRREVOCABLY DESIGNATES CURTIS THAXTER STEVENS BRODER & MICOLEAU LLC, ONE CANAL PLAZA, 10TH FLOOR, PORTLAND, MAINE 04101, ATTENTION: MICHAEL PEISNER, ESQ., AS THE DESIGNEE AND AGENT OF THE BORROWER TO RECEIVE, FOR AND ON BEHALF OF THE BORROWER, SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT AT ITS ADDRESS WILL BE PROMPTLY FORWARDED BY MAIL TO THE BORROWER, BUT THE FAILURE OF THE BORROWER TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

           SECTION XI.4. JURY TRIAL. THE BORROWER, THE AGENT AND THE LENDERS EACH HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY.

           SECTION XI.5. LIMITATION OF LIABILITY. NEITHER THE AGENT NOR ANY LENDER SHALL HAVE ANY LIABILITY TO THE BORROWER (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) FOR LOSSES SUFFERED BY THE BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT OR ANY SUCH LENDER THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR ANY SUCH LENDER. THE BORROWER HEREBY WAIVES ALL FUTURE CLAIMS AGAINST THE AGENT AND THE LENDERS FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES UNLESS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR ANY SUCH LENDER.

           SECTION XI.6. Delays; Partial Exercise of Remedies. No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Agent or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

           SECTION XI.7. Notices. Except as otherwise provided herein, all notices and correspondence hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, or by telecopier followed by a hard copy sent by regular mail, if to the Agent, then to Hudson United Bank, Soundview Plaza, 1266 East Main Street, Stamford, Connecticut 06902, Telecopy: (203) 328-9339,
Attention: Mr. Jerome P. Peters, Jr., Senior Vice President, with a copy to Luskin, Stern & Eisler LLP, 330 Madison Avenue, New York, New York 10017,
Telecopy: (212) 293-2705, Attention: Nathan M. Eisler, Esq., if to any Lender, then to its address specified opposite its name on Schedule 1, and if to the Borrower, then to CHI Energy, Inc., Stamford Towers, 680 Washington Boulevard, Suite 500, Stamford, Connecticut 06901, Telecopy: (203) 425-8880, Attention: Mr. Edward M. Stern, President, with a copy to Curtis Thaxter Stevens Broder & Micoleau LLC, One Canal Plaza, 10th Floor, Portland, Maine 04101, Telecopy:
(207) 775-0612, Attention: Michael Peisner, Esq., or, in each case, to such other address specified by any party in writing to the other parties in the manner required under this Section. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by telecopier transmission, when such transmission is confirmed.

           SECTION XI.8. Assignments and Participations.

           (a) Borrower Assignment. The Borrower shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Agent and the Required Lenders.

           (b) Lender Assignments. Each Lender may, with the prior consent of the Agent and the Borrower which, except as provided in the penultimate sentence of this subsection (b), shall not be unreasonably withheld or delayed, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and upon execution and delivery to the Agent, for its acceptance and recording in the Register, of an agreement in substantially the form of Exhibit C (an "Assignment and Assumption Agreement"), together with surrender of any Note or Notes subject to such assignment and a processing and recordation fee of $2,500. No such assignment shall be for less than $3,000,000 of the Revolving Credit Commitments or Loans unless it is to another Lender. Any assignment by a Lender hereunder shall include such Lender's Revolving Credit Loans, Revolving Credit Commitment and Term Loan. Upon such execution and delivery to the Agent of an Assignment and Assumption Agreement, from and after the date specified as the effective date in the Assignment and Assumption Agreement (the "Acceptance Date"), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights (other than any rights it may have pursuant to Section 11.9 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). No consent of the Borrower shall be required under the first sentence of this Section, (i) if an Event of Default has occurred and is continuing, (ii) with respect to an assignment to a Lender, a branch office of a Lender or an Affiliate of a Lender or (iii) with respect to a pledge by a Lender of all or a portion of its rights and interests under this Agreement, the Notes or the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or U.S. Treasury Regulation 31 CFR " 203.14, and such Federal Reserve Bank shall be permitted to enforce such pledge in any manner permitted by applicable law. If the Borrower's consent is required hereunder with respect to an assignment by HUB other than in connection with a sale of a division, or portfolio of assets, of the Lender, the Borrower may withhold such consent in its sole and absolute discretion if, after giving effect to such assignment, HUB's Proportionate Share would be less than 50.1%. In all cases where the Borrower's consent to an assignment by a Lender is not required hereunder, the Agent agrees to use reasonable efforts to give written notice of such assignment to the Borrower promptly after its effectiveness, provided that the Agent's failure to give such notice shall not invalidate or limit such assignment.

           (c) Agreements of Assignee. By executing and delivering an Assignment and Assumption Agreement, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Pledgor or the performance or observance by the Borrower or any other Pledgor of any of their obligations under this Agreement, the Pledge Agreement or any other instrument or document furnished pursuant hereto or thereto, (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 6.1(i), the Financial Statements delivered pursuant to Section 7.1(k), if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement, (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

           (d) Agent's Register. The Agent shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount of their Loans (the "Register"). The Agent shall also maintain a copy of each Assignment and Assumption Agreement delivered to and accepted by it and modify the Register to give effect to each Assignment and Assumption Agreement. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Assumption Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of each Assignment and Assumption Agreement and surrender of the affected Note or Notes subject to such assignment, the Agent will give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent
(i) before the Availability Expiration Date, a new Revolving Credit Note to the order of the assignee in the amount of the Revolving Credit Commitment assumed by it and to the assignor in the amount of the Revolving Credit Commitment retained by it, if any, and (ii) after the Availability Expiration Date, a new Term Note to the order of the assignee in the amount of the Term Loan assumed by it and to the assignor in the amount of the Term Loan retained by it, if any. Such new Note or Notes shall re-evidence the indebtedness outstanding under the surrendered Note or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated as of the Closing Date. The Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

           (e) Lender Participations. Each Lender may sell participations (without the consent of the Agent, the Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents. Notwithstanding a Lender's sale of a participation interest, such Lender's obligations hereunder shall remain unchanged. The Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from whom the participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on the Loans subject to such participation interest; (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans subject to such participation interest; or (iv) release all or a substantial portion of the Collateral, other than in each case when otherwise permitted hereunder.

           (f) Securities Laws. Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any other jurisdiction.

           (g) Information. In connection with their efforts to assign their rights or obligations or sell participations pursuant to Sections 11.8(b) and
(e) hereof, respectively, the Agent and the Lenders may disclose any information they have, now or in the future, with respect to the business of the Borrower to prospective assignees or purchasers, provided that, prior to any such disclosure, the assignee or participant or proposed assignee or proposed participant shall agree in writing to preserve the confidentiality of any Confidential Information received by it from the Agent or any Lender.

           SECTION XI.9. Indemnification; Reimbursement of Expenses of
Collection.

           (a) The Borrower hereby indemnifies and agrees to defend and hold harmless the Agent and the Lenders, and its and their directors, officers, agents, employees and counsel (each, an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of (i) any litigations, investigations, claims or proceedings which arise out of or are in any way related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by the Borrower or any of its Subsidiaries of the Letters of Credit or the proceeds of the Revolving Credit Loans or (C) the Agent's or any Lender's entering into this Agreement, the other Loan Documents or any other agreement or document relating hereto, including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (ii) any remedial or other action taken by the Borrower or the Agent or any Lender in connection with compliance by the Borrower, or any of its properties, with any federal, state or local Environmental Laws. In addition, the Borrower shall, upon demand, pay to the Agent all costs and expenses incurred by the Agent (including, without limitation, recording costs and the reasonable fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents, and, upon the occurrence and during the continuance of an Event of Default, pay to the Agent and the Lenders all costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or the Lenders in (A) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) collecting the Obligations, (C) foreclosing or otherwise collecting upon the Collateral or any part thereof and (D) obtaining any legal, accounting or other advice reasonably required in connection with any of the foregoing. If and to the extent that the Obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law.

           (b) The Borrower's obligations under Section 4.9 and this Section
11.9 shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any of its other obligations set forth in this Agreement.

           SECTION XI.10. Right of Setoff. In addition to and not in limitation of all rights of offset that the Agent, any Lender or any of their respective Affiliates may have under applicable law, and whether or not the Agent has made any demand or the Obligations of the Borrower have matured, the Agent, the Lenders and their respective Affiliates shall have the right to appropriate and apply to the payment of the Obligations of the Borrower all (i) deposits of the Borrower or any of its Affiliates held by the Agent, any Lender or any of their respective Affiliates and (ii) other obligations then or thereafter owing by the Agent, any Lender or any of their respective Affiliates to the Borrower or any of its Affiliates.

           SECTION XI.11. Amendments and Waivers.

           (a) No amendment or waiver of any provision of this Agreement or any other Loan Document shall be effective unless in writing and signed by the Required Lenders (or signed by the Agent on their behalf after specific authorization therefrom), determined without taking into account the Revolving Credit Commitments or the Loans held by any Defaulting Lender, and any other party to be charged thereby, except that:

                      (i) the consent of all the Lenders (other than any Defaulting Lender) is required to (A) reduce the principal of, or interest on, the Notes, any Letter of Credit reimbursement obligations or any fees hereunder (other than fees that are exclusively for the account of the Agent), (B) postpone the final scheduled date of maturity of the Notes or any date fixed for any payment in respect of interest on the Notes, any Letter of Credit reimbursement obligations or any fees hereunder, (C) amend or waive this Section 11.11(a), or change the definition of Required Lenders, or (D) release any Liens in favor of the Lenders on all or substantially all of the Collateral, except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Borrower permitted under this Agreement;

                      (ii) no such amendment or waiver shall increase the Revolving Credit Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that amendments or waivers by the Required Lenders of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase in the Revolving Credit Commitment of any Lender, and that an increase in the available portion of any Revolving Credit Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

                      (iii) the consent of the Agent shall be required for any amendment, waiver or consent affecting the rights or duties of the Agent under any Loan Document, in addition to the consent of the Lenders otherwise required by this Section 11.11; and

                      (iv) the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article X (other than Section 10.9).

           (b) The Borrower and the Lenders hereby authorize the Agent to modify this Agreement by unilaterally amending or supplementing Schedule 1 to reflect assignments of the Commitments.

           (c) If, in connection with any proposed amendment or waiver of any of the provisions of this Agreement as contemplated by Section 11.11(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace each such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more replacement Lenders pursuant to Section 11.8 so long as at the time of such replacement, each such replacement Lender consents to the proposed amendment or waiver. No early termination fee shall be payable under Section 4.7 to any Lender that is replaced under this subsection.

           SECTION XI.12. Nonliability of Agent and Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

           SECTION XI.13. Independent Nature of Lenders' Rights. The amount payable at any time hereunder to each Lender under such Lender's Note shall be a separate and independent debt.

           SECTION XI.14. Counterparts; Telecopied Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original counterpart.

           SECTION XI.15. Severability. In case any provision in or obligation under this Agreement, the Notes or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

           SECTION XI.16. Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Borrower, the Agent and the Lenders hereby agree that all agreements among them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under New York (or such other jurisdiction's) law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents, and any available exemptions, exceptions and exclusions (the "Highest Lawful Rate"). If due to any circumstance whatsoever, fulfillment of any provisions of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance the Agent or any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrower to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement and all agreements between the Borrower, the Agent and the Lenders.

           SECTION XI.17. Amendment and Restatement. This Agreement amends and restates, and supersedes in its entirety, the Original Loan Agreement.

           SECTION XI.18. ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT AMONG THE BORROWER, THE AGENT AND THE LENDERS, SUPERSEDE ANY PRIOR WRITTEN AND VERBAL AGREEMENTS BETWEEN OR AMONG THEM, AND SHALL BIND AND BENEFIT THE BORROWER, THE AGENT AND THE LENDERS AND THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper and duly authorized officers as of the date first set forth above.


                              BORROWER:
                              ---------

                              CHI ENERGY, INC.


                              By: /s/ Neil A. Manna
                                 --------------------------
                                 Neil A. Manna
                                 Vice President


                              AGENT:
                              ------

                              HUDSON UNITED BANK


                              By: /s/ Jerome P. Peters, Jr.
                                 --------------------------
                                 Jerome P. Peters, Jr.
                                 Senior Vice President


                              LENDERS:
                              --------

                              HUDSON UNITED BANK


                              By: /s/ Jerome P. Peters, Jr.
                                 --------------------------
                                 Jerome P. Peters, Jr.
                                 Senior Vice President


                              BANC OF AMERICA COMMERCIAL FINANCE CORPORATION


                              By: /s/ Michael R. Abandond
                                  ---------------------------------
                                  Michael R. Abandond
                                  Senior Vice President

                                                                      SCHEDULE 1


                    LENDERS, LENDING OFFICES AND COMMITMENTS


     Lender                        Lending Office                   Total
     ------                        --------------                Commitments

Hudson United Bank             1266 East Main Street             $20,000,000
                           Stamford, Connecticut 06901

Banc of America                                                  $15,000,000
Commercial Finance                187 Danbury Road
Corporation                Wilton, Connecticut 06897-4079
                                                                 -----------
                                                                 $35,000,000

================================================================================


                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT


                                      among


                                CHI ENERGY, INC.,

                                  AS BORROWER,


                       EACH OF THE FINANCIAL INSTITUTIONS
                                 PARTIES HERETO,

                                   AS LENDERS,


                                       and


                               HUDSON UNITED BANK,

                                    AS AGENT





                          Dated as of November 3, 1999


================================================================================

                                TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
ARTICLE I
SECTION I.1.  General Definitions...............................................................................2
              -------------------
SECTION I.2.  Accounting Terms and Determinations..............................................................22
              -----------------------------------
SECTION I.3.  Other Terms; Headings............................................................................23
              ---------------------


ARTICLE II
SECTION II.1.  The Revolving Credit Loans......................................................................23
               --------------------------
SECTION II.2.  Procedures for Borrowing of Revolving Credit Loans; Disputes....................................24
               ------------------------------------------------------------
SECTION II.3.  Disbursement of Revolving Credit Loans..........................................................26
               --------------------------------------
SECTION II.4.  Term............................................................................................26
               ----
SECTION II.5.  Notices of Borrowing............................................................................27
               --------------------
SECTION II.6.  Disbursement of Funds; Evidence of Debt to Lenders; Account Statements; Adjustments.............28
               -----------------------------------------------------------------------------------
SECTION II.7.  Payments........................................................................................29
               --------
SECTION II.8.  Sharing of Payments.............................................................................30
               -------------------
SECTION II.9.  Defaulting Lenders..............................................................................31
               ------------------
SECTION II.10.  Conversion to Term Loan........................................................................34
                -----------------------
SECTION II.11.  Letters of Credit..............................................................................36
                -----------------
SECTION II.12.  Amortization of Term Loan; Cash Collateralization of Letters of Credit.........................42
                ----------------------------------------------------------------------
SECTION II.13.  Maximum Amount of the Facility; Mandatory Prepayments; Optional Prepayments....................43
                ---------------------------------------------------------------------------
SECTION II.14.  Payment Procedures.............................................................................45
                ------------------
SECTION II.15.  Collection of Receivables; Application of Collections; Deposit to Blocked Account..............45
                ---------------------------------------------------------------------------------

ARTICLE III
SECTION III.1.  General........................................................................................48
                -------
SECTION III.2.  Further Security...............................................................................49
                ----------------
SECTION III.3.  Termination....................................................................................49
                -----------
SECTION III.4.  Recourse to Security...........................................................................50
                --------------------
SECTION III.5.  Special Provisions Relating to Receivables and Related Matters.................................50
                --------------------------------------------------------------
SECTION III.6.  Special Provisions Relating to Equipment.......................................................51
                ----------------------------------------


ARTICLE IV
SECTION IV.1.  Interest........................................................................................52
               --------
SECTION IV.2.  Interest After Event of Default.................................................................52
               -------------------------------
SECTION IV.3.  Facility Fee....................................................................................52
               ------------
SECTION IV.4.  Unused Line Fee.................................................................................52
               ---------------
SECTION IV.5.  Letter of Credit Fees...........................................................................53
               ---------------------
SECTION IV.6.  Agency Fees.....................................................................................53
               -----------
SECTION IV.7.  Early Termination Fee...........................................................................53
               ---------------------
SECTION IV.8.  Calculations....................................................................................53
               ------------
SECTION IV.9.  Indemnification in Certain Events...............................................................54
               ---------------------------------


                                                                                                             Page
                                                                                                             ----

ARTICLE V
SECTION V.1.  Conditions to Initial Revolving Credit Loans and Initial Letter of Credit........................55
              -------------------------------------------------------------------------
SECTION V.2.  Conditions Precedent to Each Revolving Credit Loan and Each Letter of Credit.....................60
              ----------------------------------------------------------------------------
SECTION V.3.  Determinations Under Section 5.1.................................................................61
              --------------------------------


ARTICLE VI
SECTION VI.1.  Representations and Warranties of the Borrower..................................................61
               ----------------------------------------------


ARTICLE VII
SECTION VII.1.  Affirmative Covenants..........................................................................71
                ---------------------
SECTION VII.2.  Negative Covenants.............................................................................83
                ------------------


ARTICLE VIII
SECTION VIII.1.  Tangible Net Worth............................................................................94
                 ------------------
SECTION VIII.2.  Capital Expenditures..........................................................................94
                 --------------------
SECTION VIII.3.  Post-Availability Expiration Date Expenditures................................................95
                 ----------------------------------------------
SECTION VIII.4.  Projected Minimum Coverage Ratio..............................................................95
                 --------------------------------


ARTICLE IX
SECTION IX.1.  Events of Default...............................................................................95
               -----------------
SECTION IX.2.  Acceleration and Cash Collateralization.........................................................98
               ---------------------------------------
SECTION IX.3.  Other Remedies..................................................................................99
               --------------
SECTION IX.4.  License for Use of Software and Other Intellectual Property....................................100
               -----------------------------------------------------------
SECTION IX.5.  No Marshalling; Deficiencies; Remedies Cumulative..............................................101
               -------------------------------------------------
SECTION IX.6.  Defense of Collateral; Continuation of Liens; Further Assurances...............................102
               ----------------------------------------------------------------


ARTICLE X
SECTION X.1.  Appointment of Agent............................................................................103
              --------------------
SECTION X.2.  Nature of Duties of Agent.......................................................................103
              -------------------------
SECTION X.3.  Lack of Reliance on Agent.......................................................................103
              -------------------------
SECTION X.4.  Certain Rights of the Agent.....................................................................104
              ---------------------------
SECTION X.5.  Reliance by Agent...............................................................................104
              -----------------
SECTION X.6.  Indemnification of Agent........................................................................104
              ------------------------
SECTION X.7.  The Agent in Its Individual Capacity............................................................105
              ------------------------------------
SECTION X.8.  Holders of Notes................................................................................105
              ----------------
SECTION X.9.  Successor Agent.................................................................................105
              ---------------
SECTION X.10.  Collateral Matters.............................................................................106
               ------------------
SECTION X.11.  Actions with Respect to Defaults...............................................................107
               --------------------------------
SECTION X.12.  Delivery of Information........................................................................108
               -----------------------


                                      -ii-

                                                                                                             Page
                                                                                                             ----

ARTICLE XI
SECTION XI.1.  GOVERNING LAW..................................................................................108
               -------------
SECTION XI.2.  SUBMISSION TO JURISDICTION.....................................................................108
               --------------------------
SECTION XI.3.  SERVICE OF PROCESS.............................................................................109
               ------------------
SECTION XI.4.  JURY TRIAL.....................................................................................109
               ----------
SECTION XI.5.  LIMITATION OF LIABILITY........................................................................109
               -----------------------
SECTION XI.6.  Delays; Partial Exercise of Remedies...........................................................109
               ------------------------------------
SECTION XI.7.  Notices........................................................................................110
               -------
SECTION XI.8.  Assignments and Participations.................................................................110
               ------------------------------
SECTION XI.9.  Indemnification; Reimbursement of Expenses of Collection.......................................116
               --------------------------------------------------------
SECTION XI.10.  Right of Setoff...............................................................................117
                ---------------
SECTION XI.11.  Amendments and Waivers........................................................................117
                ----------------------
SECTION XI.12.  Nonliability of Agent and Lenders.............................................................118
                ---------------------------------
SECTION XI.13.  Independent Nature of Lenders' Rights.........................................................119
                -------------------------------------
SECTION XI.14.  Counterparts; Telecopied Signatures...........................................................119
                -----------------------------------
SECTION XI.15.  Severability..................................................................................119
                ------------
SECTION XI.16.  Maximum Rate..................................................................................120
                ------------
SECTION XI.17.  Amendment and Restatement.....................................................................121
                -------------------------
SECTION XI.18.  ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS......................................................121
                ----------------------------------------

Schedules
---------
Schedule 1                 -     Lenders, Lending Offices and Commitments
Schedule 2.15              -     Restricted Receivables
Schedule 3.6(a)            -     Equipment Locations
Schedule 5.1(a)(ii)        -     Pledged Subsidiaries
Schedule 6.1(a)            -     Jurisdictions Where Borrower and Subsidiaries are Qualified to do Business
Schedule 6.1(b)            -     Jurisdictions Where Records of Receivables are Kept; List of Jurisdictions Where
                                 Equipment Collateral is Located
Schedule 6.1(f)            -     Consents and Filings
Schedule 6.1(g)            -     Stock and other Equity Interests in Subsidiaries and Affiliates; Designated
                                 Subsidiaries; Inactive Subsidiaries
Schedule 6.1(h)            -     Affiliate Transactions
Schedule 6.1(i)            -     Capital Stock of the Borrower Which Has Been Redeemed, Retired, Purchased or
                                 Otherwise Acquired for Value by the Borrower Since September 30, 1998; Other
                                 Matters Referenced in Section 6.1(i)
Schedule 6.1(k)            -     Joint Ventures and Partnerships between CHI Energy, Inc. and any other Person
Schedule 6.1(r)            -     Tax Disclosures
Schedule 6.1(s)            -     Litigation
Schedule 6.1(t)            -     Real Property
Schedule 6.1(z)            -     ERISA Plans
Schedule 6.1(ac)           -     Environmental Actions
Schedule 6.1(ae)           -     Material Contracts
Schedule 7.2(a)            -     Existing Indebtedness
Schedule 7.2(b)            -     Existing Contingent Obligations
Schedule 7.2(c)            -     Existing Liens
Schedule 7.2(g)            -     Pending Asset Sales and other Dispositions
Schedule 7.2(k)            -     Permitted Investment
Schedule 7.2(q)            -     Permitted Amendments of Material Contracts
Schedule 7.2(r)            -     Leases
Schedule 7.2(s)            -     Leasebacks
Schedule 7.2(z)            -     Bank Accounts

Exhibits
--------

Exhibit A                  -     Revolving Credit Note
Exhibit B                  -     Term Note
Exhibit C                  -     Assignment and Assumption Agreement
Exhibit D                  -     Guaranty
Exhibit E                  -     Pledge Agreement
Exhibit F                  -     Blocked Account Agreement
Exhibit G                  -     Depository Account Agreement
Exhibit H                  -     Contribution Agreement
Exhibit I                  -     Solvency Certificate
Exhibit J                  -     Support Letter
Exhibit K                  -     Letter of Credit Request
Exhibit L                  -     Perfection Certificate
Exhibit M                  -     Opinion of Counsel
Exhibit N                  -     Compliance Certificate
Exhibit O                  -     Notice of Borrowing
Exhibit P                  -     Projected Cash Flow Statement
Exhibit Q                  -     Subordination Agreement



                                      -iv-